UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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MCDERMOTT INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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McDermott International, Inc.

Bruce W. Wilkinson	777 N. Eldridge Pkwy.
Chairman of the Board and	Houston, Texas 77079
Chief Executive Officer

April 4, 2008

Dear Stockholder:

You are cordially invited to attend this year’s Annual Meeting of Stockholders of McDermott International, Inc., which will be held on Friday, May 9, 2008, at 757 N. Eldridge Parkway, Houston, Texas 77079, on the 14th floor, commencing at 9:30 a.m. local time. The notice of annual meeting and proxy statement following this letter describe the matters to be acted on at the meeting.

If Computershare Trust Company, N.A., our transfer agent and registrar, holds your shares of record, we have enclosed a proxy card for your use. You may vote these shares by completing and returning the proxy card or, alternatively, calling a toll-free telephone number or using the Internet as described on the proxy card. If a broker or other nominee holds your shares in “street name,” your broker has enclosed a voting instruction form, which you should use to vote those shares. The voting instruction form indicates whether you have the option to vote those shares by telephone or by using the Internet.

Thank you for your support of our company.

Sincerely yours,

BRUCE W. WILKINSON

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the meeting, please take a few minutes now to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 9, 2008.

The proxy statement and annual report are available on the Internet at www.mcdermott.com/investorrelations at “Annual Report and Proxy” or “SEC Filings.”

The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:

•	The date, time and location of the meeting;

•	A list of the matters intended to be acted on and our recommendations regarding those matters;

•	Any control/identification numbers that you need to access your proxy card; and

•	Information about attending the meeting and voting in person.

McDERMOTT INTERNATIONAL, INC.
777 N. Eldridge Pkwy.
Houston, Texas 77079

Notice of 2008 Annual Meeting of Stockholders

The 2008 Annual Meeting of the Stockholders of McDermott International, Inc., a Panamanian corporation, will be held at 757 N. Eldridge Parkway, Houston, Texas 77079, on the 14th floor, on Friday, May 9, 2008, at 9:30 a.m. local time, in order to:

(1)  elect three Class I Directors for a term of one year;

(2)  amend our Articles of Incorporation to change the period within which our Board of Directors may set a record date for a meeting of stockholders;

(3)  ratify our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

(4)  transact such other business as may properly come before the meeting or any adjournment thereof.

If you were a stockholder as of the close of business on March 31, 2008, you are entitled to vote at the meeting and at any adjournment thereof.

Please indicate your vote as to the matters to be acted on at the meeting by following the instructions provided in the enclosed proxy card or voting instruction form, whether or not you plan on attending the meeting. If you plan to attend the meeting and wish to vote or change your vote there, please review the instructions set forth in the 2008 Proxy Statement under “Voting Information.”

We have enclosed a copy of our 2007 Annual Report to Stockholders with this notice and proxy statement.

By Order of the Board of Directors,

LIANE K. HINRICHS
Secretary

Dated: April 4, 2008

PROXY STATEMENT FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

Page

General Information	2
Voting Information	2
Record Date and Who May Vote	2
How to Vote	2
How to Change Your Vote	3
Quorum	3
Proposals to Be Voted on; Vote Required; and How Votes Are Counted	3
Confidential Voting	4
Election of Directors (Item 1)	5
Corporate Governance	7
Director Independence	7
Communications With the Board	7
Lead Director	8
Board of Directors and Its Committees	8
Compensation Committee Interlocks and Insider Participation	10
Director Nomination Process	10
Compensation of Directors	11
Director Compensation Table	11
Executive Officers	14
Compensation Discussion and Analysis	16
Compensation Committee Report	26
Compensation of Executive Officers	27
Summary Compensation Table	27
Grants of Plan-Based Awards	29
Outstanding Equity Awards at Fiscal Year End	31
Option Exercises and Stock Vested	34
Pension Benefits	35
Nonqualified Deferred Compensation	37
Potential Payments Upon Termination or Change in Control	39
Security Ownership of Directors and Executive Officers	44
Security Ownership of Certain Beneficial Owners	45
Audit Committee Report	46
Approval of Amendment to Articles of Incorporation to Change the Period within which the Board of Directors may set a Record Date for a Meeting of Stockholders (Item 2)	47
Ratification of Appointment of Independent Registered Public Accounting Firm for Year Ending December 31, 2008 (Item 3)	48
Certain Relationships and Related Transactions	49
Section 16(a) Beneficial Ownership Reporting Compliance	49
Stockholders’ Proposals	49

GENERAL INFORMATION

We are mailing this proxy statement and accompanying proxy card to our stockholders beginning on April 4, 2008. Our Board of Directors is soliciting your proxy to vote your shares at our Annual Meeting to be held on May 9, 2008. We will bear all expenses incurred in connection with this proxy solicitation, which we expect to conduct primarily by mail. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation for a fee that will not exceed $10,000, plus out-of-pocket expenses. In addition, our officers and regular employees may solicit your proxy by telephone, by facsimile transmission or in person, for which they will not be separately compensated. If your shares are held through a broker or other nominee (i.e., in “street name”), we have requested that your broker or nominee forward this proxy statement to you and obtain your voting instructions, for which we will reimburse them for reasonable out-of-pocket expenses. If your shares are held through the Thrift Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the “McDermott Thrift Plan”), the trustee of that plan has sent you this proxy statement and a voting instruction form, which you can use to direct the trustee on how to vote your plan shares.

VOTING INFORMATION

Record Date and Who May Vote

Our Board of Directors selected March 31, 2008 as the record date (the “Record Date”) for determining stockholders entitled to vote at the Annual Meeting. This means that if you were a registered stockholder with our transfer agent and registrar, Computershare Trust Company, N.A., on the Record Date, you may vote your shares on the matters to be considered by our stockholders at the Annual Meeting. If your shares were held in street name on that date, the broker or other nominee that was the record holder of your shares has the authority to vote them at the Annual Meeting. They have forwarded to you this proxy statement seeking your instructions on how you want your shares voted.

On the Record Date, 226,741,650 shares of our common stock were outstanding. Each outstanding share of common stock entitles its holder to one vote on each matter to be acted on at the meeting.

How to Vote

For shares held of record, you can vote your shares in person at the Annual Meeting or vote now by giving us your proxy. You may give us your proxy by completing the enclosed proxy card and returning it in the enclosed U.S. postage-prepaid envelope or by calling a toll-free telephone number or using the Internet as further described in the enclosed proxy card. In either case, telephone and Internet voting procedures have been designed to verify your identity through a personal identification or control number and to confirm that your voting instructions have been properly recorded. If you vote using either of these electronic means, you will save us return mail expense.

By giving us your proxy, you will be directing us on how to vote your shares at the meeting. Even if you plan on attending the meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the meeting. If you do attend the meeting, you can change your vote at that time, if you then desire to do so.

If your shares are held in street name, the broker or nominee that holds your shares has the authority to vote them, absent your approval, only as to matters for which they have discretionary authority under the applicable New York Stock Exchange rules. For all other matters, the broker or nominee that holds your shares will need to obtain your authorization to vote those shares and has enclosed a voting instruction form with this proxy statement. In either case, they will vote your shares as you direct on their voting instruction form. You can vote by completing the enclosed voting instruction form and returning it in the enclosed U.S. postage-prepaid envelope. If you want to vote your shares in person at the Annual Meeting, you must obtain a valid proxy from your broker or nominee. You should refer to the instructions provided in the enclosed voting instruction form for further information.

Additionally, the availability of telephone or Internet voting depends on the voting process used by the broker or nominee that holds your shares.

You may receive more than one proxy statement and proxy card or voting instruction form if your shares are held through more than one account (e.g., through different brokers or nominees). Each proxy card or voting instruction form only covers those shares of common stock held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.

How to Change Your Vote

For shares held of record, you may change your vote by written notice to our Corporate Secretary, granting a new proxy or by voting in person at the Annual Meeting. Unless you attend the meeting and vote your shares in person, you should change your vote using the same method (by telephone, Internet or mail) that you first used to vote your shares. That way, the inspectors of election for the meeting will be able to verify your latest vote.

For shares held in street name, you should follow the instructions in the voting instruction form provided by your broker or nominee to change your vote. If you want to change your vote as to shares held in street name by voting in person at the Annual Meeting, you must obtain a valid proxy from the broker or nominee that holds those shares for you.

Quorum

The Annual Meeting will be held only if a quorum exists. The presence at the meeting, in person or by proxy, of holders of a majority of our outstanding shares of common stock as of the Record Date will constitute a quorum. If you attend the meeting or vote your shares using the enclosed proxy card or voting instruction form (including any telephone or Internet voting procedures provided), your shares will be counted toward a quorum, even if you abstain from voting on a particular matter. Shares held by brokers and other nominees as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes” and will count for quorum purposes.

Proposals to Be Voted on; Vote Required; and How Votes Are Counted

We are asking you to vote on the following:

•	the election of Roger A. Brown, Oliver D. Kingsley, Jr. and Bruce W. Wilkinson to Class I of our Board of Directors;

•	the amendment of our Articles of Incorporation to change the period within which our Board of Directors may set a record date for a meeting of stockholders; and

•	the ratification of our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008.

With the exception of the proposal to amend our Articles of Incorporation, each proposal, including the election of directors, requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. The proposal to amend our Articles of Incorporation requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on the matter. In the election of directors, you may vote “FOR” all director nominees or withhold your vote for any one or more of the director nominees. For each other proposal, you may vote “FOR” or “AGAINST” or abstain from voting. Because abstentions are counted for purposes of determining whether a quorum is present but are not affirmative votes for a proposal, they have the same effect as an “AGAINST” vote. Broker non-votes will have no effect on the vote on the election of directors or on the ratification of the independent registered public accounting firm. Broker non-votes will have the effect of a vote against the proposal to amend our Articles of Incorporation.

Our Corporate Governance Guidelines provide that, in an uncontested election of directors, the Board expects any incumbent director nominee who does not receive a “FOR” vote by a majority of shares present in person or by proxy and entitled to vote on the matter to promptly tender his or her resignation to the Governance Committee, subject to acceptance by our Board. Pursuant to our Corporate Governance Guidelines, the Governance Committee will make a recommendation to the Board with respect to the director nominee’s resignation and the Board will consider the recommendation and take appropriate action within 120 days from the date of the certification of the election results.

If you submit a signed proxy card without specifying your vote, your shares will be voted “FOR” the election of all director nominees, the proposal to amend our Articles of Incorporation and the ratification of our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008. If you hold your shares in street name and you do not instruct your broker or nominee how to vote those shares, they may vote your shares as they decide as to matters for which they have discretionary authority under the applicable New York Stock Exchange rules. Your broker will be entitled to vote your shares in its discretion, absent instructions from you, on the election of directors, the proposal to amend our Articles of Incorporation and the ratification of the appointment of the independent registered public accounting firm.

We are not aware of any other matters that may be presented or acted on at the meeting. If you vote by signing and returning the enclosed proxy card or using the telephone or Internet voting procedures, the individuals named as proxies on the card may vote your shares, in their discretion, on any other matter requiring a stockholder vote that comes before the meeting.

Confidential Voting

All voted proxies and ballots will be handled to protect your voting privacy as a stockholder. Your vote will not be disclosed except:

•	to meet any legal requirements;

•	in limited circumstances such as a proxy contest in opposition to our Board of Directors;

•	to permit independent inspectors of election to tabulate and certify your vote; or

•	to adequately respond to your written comments on your proxy card.

ELECTION OF DIRECTORS

(ITEM 1)

Historically, our Board of Directors has been classified into three classes, with the term of office of one class expiring each year. In 2007, with the approval of our stockholders, we amended our Articles of Incorporation to phase out the classification of our Board by 2010. As a result, beginning at our 2008 Annual Meeting and continuing until our 2010 Annual Meeting, directors elected to a class by our stockholders will serve one-year terms. Beginning with the Annual Meeting in 2010, our Board will no longer be classified and all directors will be subject to annual election. Currently, our Board of Directors has ten members.

The term of office of our Class I directors — Roger A. Brown, Oliver D. Kingsley, Jr., and Bruce W. Wilkinson — will expire at this year’s Annual Meeting. On the nomination of our Board, Messrs. Brown, Kingsley and Wilkinson will stand for reelection as Class I directors at this year’s Annual Meeting for a term of one year.

Our By-Laws provide that (1) a person shall not be nominated for election or reelection to our Board of Directors if such person shall have attained the age of 72 prior to the date of election or re-election and (2) any director who attains the age of 72 during his or her term shall be deemed to have resigned and retired at the first Annual Meeting following his or her attainment of the age of 72. Pursuant to these requirements, Admiral Bruce DeMars, our Lead Director, will retire from our Board after 11 years of service, effective at this year’s Annual Meeting.

Unless otherwise directed, the persons named as proxies on the enclosed proxy card intend to vote “FOR” the election of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by our Board of Directors. However, we are not aware of any circumstances that would prevent any of the nominees from serving. Set forth below under “Class II Directors” and “Class III Directors” are the names of our other directors who will continue to serve as directors after this year’s Annual Meeting. All directors have been previously elected by the stockholders.

Set forth below is certain information (ages are as of May 9, 2008) with respect to each nominee for election as a director and each director of our company who will continue to serve as a director after this year’s Annual Meeting.

		Director
Name and Principal Occupation	Age	Since

Class I Nominees
Roger A. Brown	63	2005
Until his retirement in 2007, Mr. Brown was Vice President, Strategic Initiatives of Smith International, Inc., a supplier of goods and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets from 2005 and President of Smith Technologies (a business unit of Smith International, Inc.) from 1998. Mr. Brown is also a director of Ultra Petroleum Corporation.
Oliver D. Kingsley, Jr.	65	2004
Until his retirement in November 2004, Mr. Kingsley served as President and Chief Operating Officer of Exelon Corporation, an integrated utility company, from May 2003, Senior Executive Vice President from February 2002 and President and Chief Nuclear Officer from October 2000. Mr. Kingsley also served as President and Chief Executive Officer of Exelon’s subsidiary, Exelon Generation, from February 2000 to November 2004 and as President and Chief Nuclear Officer of Unicom Corporation, an integrated electric utility company, from November 1997 to October 2000. Mr. Kingsley is also a director of FPL Group, Inc.
Bruce W. Wilkinson	63	2000
Mr. Wilkinson has been Chairman of the Board and Chief Executive Officer of McDermott since August 2000. Mr. Wilkinson served as President and Chief Operating Officer of McDermott from April 2000 to August 2000 and as President and Chief Operating Officer of our subsidiary J. Ray McDermott, S.A. from July 2002 through February 2003. He is also a director of Cameron International Corporation.

Our Board recommends that stockholders vote “FOR” each of the nominees named above.

		Director
Name and Principal Occupation	Age	Since

Class II Directors
Robert L. Howard	71	1997
Until his retirement in March 1995, Mr. Howard was Vice President of Domestic Operations, Exploration and Production of Shell Oil Company, and President of Shell Western Exploration and Production Inc. from 1992, and President of Shell Offshore, Inc. from 1985. He is also a director of Devon Energy Corporation and serves as lead director for Southwestern Energy Company.
D. Bradley McWilliams	66	2003
From April 1995 until his retirement in April 2003, Mr. McWilliams was Senior Vice President and Chief Financial Officer of Cooper Industries Ltd., a worldwide manufacturer of electrical products, tools and hardware. He was Vice President of Cooper Industries from 1982 until April 1995.
Thomas C. Schievelbein	54	2004
Until his retirement in November 2004, Mr. Schievelbein was President of Northrop Grumman Newport News, a subsidiary of the Northrop Grumman Corporation, a global defense company, from November 2001. From October 1995 to October 2001, he served as Executive Vice President and Chief Operating Officer of Newport News Shipbuilding, Inc.

		Director
Name and Principal Occupation	Age	Since

Class III Directors
John F. Bookout III	54	2006
Until his retirement in October 2006, Mr. Bookout was a director of McKinsey & Company, a global management consulting firm. He joined McKinsey in 1978 and most recently was Leader of its Global Industry Practices. He also serves as a director of Tesoro Corporation and, since late 2006, as a senior advisor to First Reserve Corporation, a private equity firm specializing in the energy industry.
Ronald C. Cambre	69	2000
Until December 2001, Mr. Cambre was Chairman of the Board of Newmont Mining Corporation, an international mining company, from January 1995 and served as its Chief Executive Officer from November 1993 until his retirement in December 2000. He was also President of Newmont Mining Corporation from June 1994 to July 1999. Mr. Cambre is also a director of Cleveland-Cliffs Inc. and W. R. Grace & Co.
Robert W. Goldman	66	2005
Since October 2002, Mr. Goldman has served as an independent financial consultant. Previously, Mr. Goldman worked for Conoco Inc., an international, integrated energy company and predecessor to ConocoPhillips, from 1988 to 2002, most recently as Senior Vice President, Finance and Chief Financial Officer from 1998 to 2002. He is currently the Vice President, Finance of the World Petroleum Council and also serves as a director of El Paso Corporation, Parker Drilling Company and Tesoro Corporation.

CORPORATE GOVERNANCE

We maintain a corporate governance section on our website which contains copies of our principal governance documents. The corporate governance section may be found at www.mcdermott.com at “Corporate Governance — Board Committees” and “Corporate Governance — Governance Policies.” The corporate governance section contains the following documents, which are available in print to any stockholder who requests a copy in writing to McDermott International, Inc., Corporate Secretary’s Office, 777 N. Eldridge Pkwy., Houston, Texas 77079:

By-Laws
Corporate Governance Guidelines
Code of Ethics for CEO and Senior Financial Officers
Board of Directors Conflicts of Interest Policies and Procedures
Audit Committee Charter
Compensation Committee Charter
Finance Committee Charter
Governance Committee Charter

In addition, our Code of Business Conduct may be found on our website at www.mcdermott.com at “Corporate Governance — Code of Conduct” and is available in print to any stockholder who requests a copy in writing.

Director Independence

The New York Stock Exchange listing standards require our Board of Directors to be comprised of at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. To assist it in determining director independence, the Board has established categorical standards which conform to, or are more exacting than, the independence requirements in the New York Stock Exchange listing standards. These standards are contained in the Corporate Governance Guidelines found on our website at www.mcdermott.com under “Corporate Governance — Governance Policies.”

Based on these independence standards, our Board of Directors has affirmatively determined that the following directors are independent and meet our categorical standards:

John F. Bookout III	Robert L. Howard
Roger A. Brown	Oliver D. Kingsley, Jr.
Ronald C. Cambre	D. Bradley McWilliams
Bruce DeMars	Thomas C. Schievelbein
Robert W. Goldman

Neither Mr. McWilliams nor Mr. Schievelbein has any relationship with McDermott, except as a director and stockholder. In determining the independence of Messrs. Bookout, Brown, Cambre, Goldman and Kingsley, and of Admiral DeMars, our Board considered ordinary course transactions between McDermott and other companies for which these directors are also members of the board of directors. With respect to Mr. Bookout, our Board also considered an unsolicited 2007 contribution by McDermott to a charitable organization for which Mr. Bookout’s spouse is a current director and an unsolicited 2005 contribution by McDermott to a charitable organization for which Mr. Bookout’s spouse formerly served as a director. In determining the independence of Mr. Howard, our Board considered unsolicited 2005-2007 contributions by McDermott to a charitable organization for which he serves as a member of the Board. The charitable contributions described above were in the usual course of our annual giving programs pursuant to which McDermott and our subsidiaries make donations to in excess of approximately 200 charitable organizations.

Communications With the Board

Stockholders or other interested persons may send written communications to the nonmanagement members of our Board, addressed to Board of Directors (independent members), c/o McDermott International, Inc., Corporate Secretary’s Office, 777 N. Eldridge Pkwy., Houston, Texas 77079. Information regarding this process is posted on our website at www.mcdermott.com under “Corporate Governance — Board Committees.”

Lead Director

In February 2008, our Board approved the designation of Mr. McWilliams as lead director, effective upon the retirement of Admiral DeMars at this year’s Annual Meeting. The Lead Director presides at all executive sessions of nonmanagement directors. In his absence, the remaining nonmanagement directors may appoint a presiding director by majority vote. The nonmanagement directors meet in executive session without management on a regular basis. Stockholders or other interested persons may send written communications to Mr. McWilliams, addressed to Mr. McWilliams, Lead Director, c/o McDermott International, Inc., Corporate Secretary’s Office, 777 N. Eldridge Pkwy., Houston, Texas 77079.

Board of Directors and Its Committees

Board of Directors.  Our Board met seven times during 2007. All directors attended 75% or more of the meetings of the Board and of the committees on which they served during 2007. In addition, as reflected in our Corporate Governance Guidelines, we have adopted a policy that each member of our Board must make reasonable efforts to attend our Annual Meeting. All directors then serving on the Board attended our 2007 Annual Meeting.

Committees.  Our Board currently has, and appoints the members of, standing Audit, Compensation, Finance and Governance Committees. Each of the Board committees is comprised entirely of independent nonmanagement directors and has a written charter approved by the Board. The current charter for each committee is posted on our website at www.mcdermott.com under “Corporate Governance — Board Committees.” The current members of the committees are identified in the following table.

Board Committee
Director	Audit	Compensation	Finance	Governance

John F. Bookout III	✓		✓

Roger A. Brown		✓		✓

Ronald C. Cambre		Chair

Bruce DeMars	✓			✓

Robert W. Goldman	✓		Chair

Robert L. Howard				Chair

Oliver D. Kingsley, Jr.		✓		✓

D. Bradley McWilliams	Chair		✓

Thomas C. Schievelbein		✓	✓

Audit Committee.  During the year ended December 31, 2007, the Audit Committee met five times. The Audit Committee’s role is financial oversight. Our management is responsible for preparing financial statements, and our independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent registered public accounting firm’s work.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of McDermott’s independent registered public accounting firm. The committee, among other things, also reviews and discusses McDermott’s audited financial statements with management and the independent registered public accounting firm.

Our Board has determined that Messrs. McWilliams, Bookout and Goldman and Admiral DeMars each qualify as an “audit committee financial expert” within the definition established by the Securities and Exchange Commission (“SEC”). For more information on the backgrounds of these directors, see their biographical information under “Election of Directors” above.

Compensation Committee.  During the year ended December 31, 2007, the Compensation Committee met six times. The Compensation Committee has overall responsibility for our officer compensation plans, policies and programs, and has the authority to engage and terminate any compensation consultant or other advisors to assist the committee in the discharge of its responsibilities. During 2007, the Compensation Committee conducted a search for a new compensation consultant. As a result of that process, the Compensation Committee selected and engaged Hewitt Associates LLC, or Hewitt, to assist the committee on compensation matters beginning October 1, 2007. Hewitt advises our Compensation Committee on all principal elements of our compensation programs, including market data and compensation analysis, and generally attends meetings of the committee and participates in executive sessions without members of management. Prior to October 2007 and in relation to 2007 compensation matters, our Compensation Committee engaged Compass Consulting & Benefits, Inc., which we refer to as Compass Consulting. Compass Consulting performed market analyses of executive compensation practices and consulted with our senior management in connection with making recommendations to our Compensation Committee as to the form and amount of executive compensation for 2007. Compass Consulting also attended applicable meetings of the Compensation Committee and regularly met with the committee in executive session without members of management present. Additionally, our Chief Executive Officer, Chief Financial Officer, Executive Vice President of Human Resources, Chief Administrative and Legal Officer and Vice President, General Counsel and Corporate Secretary regularly attend our Compensation Committee meetings. Please see the “Compensation Discussion and Analysis” section of this proxy statement for information about our 2007 executive officer compensation.

The Compensation Committee administers our Executive Incentive Compensation Plan, or EICP, under which it awards annual bonuses to our officers based upon the attainment of annual performance goals. The Compensation Committee establishes target EICP awards for each officer, expressed as a percentage of the officer’s base salary for that year, and financial goals applicable to EICP awards. The Compensation Committee authorized Mr. Wilkinson to establish individual goals for our executive officers applicable to EICP awards and each of Messrs. Deason, Fees, Kalman, Taff, Nesser and Sannino, in coordination with Mr. Wilkinson, to select such other officers and key employees to participate in the EICP and establish appropriate individual performance goals for them. Under our 2001 Directors and Officers Long-Term Incentive Plan, which we refer to as the 2001 D&O Plan, our Compensation Committee may delegate its duties to our Chief Executive Officer or other senior officers. Pursuant to this authority, our Compensation Committee has authorized our Vice President of Human Resources, together with our Chief Executive Officer, to approve awards up to 5,000 stock options and 1,000 shares of restricted stock or performance units under the 2001 D&O Plan to officers or employees (other than officers subject to the reporting provisions of Section 16 of the Securities Exchange Act of 1934, as amended) in connection with their initial employment or promotion within McDermott; provided that time does not permit the review and approval by the Compensation Committee at its next regularly scheduled meeting and that any grants awarded pursuant to this authorization are subject to ratification by the Compensation Committee at its next regularly scheduled meeting.

Finance Committee.  During the year ended December 31, 2007, the Finance Committee met six times. The Finance Committee has the overall responsibility of reviewing and overseeing financial policies and strategies, mergers, acquisitions and financings, liabilities and investment performance of our pension plans and the capital structures of McDermott and its subsidiaries. Generally, the Finance Committee has responsibility over such activities up to $50 million, and for such activities involving amounts above $50 million, the Finance Committee will review the activity and make a recommendation to the Board.

Governance Committee.  During the year ended December 31, 2007, the Governance Committee met seven times. This committee, in addition to other matters, recommends to our Board of Directors: (1) the qualifications, term limits and nomination and election procedures relating to our directors; (2) nominees for election to our Board of Directors; and (3) compensation of nonmanagement directors. This committee will consider individuals recommended by stockholders for nomination as directors in accordance with the procedures described under “Stockholders’ Proposals.” Our Governance Committee has primary oversight responsibility for our compliance and ethics program, excluding certain oversight responsibilities assigned to the Audit Committee. In conjunction with the Compensation Committee, the Governance Committee oversees the annual evaluation of our Chief Executive Officer.

In May 2007, at the request of the Chairman of the Governance Committee, Compass Consulting performed a market analysis of nonemployee director compensation among 2007 peer group companies (as identified in “Compensation Discussion and Analysis” below) and made recommendations regarding nonemployee director compensation to the Governance Committee. Based on those recommendations, the Governance Committee recommended no changes in the form and amounts of nonmanagement director compensation for 2007. Our management is not substantively involved in Compass Consulting’s market analysis or recommendation regarding nonmanagement director compensation.

Compensation Committee Interlocks and Insider Participation

All members of our Compensation Committee are independent in accordance with the New York Stock Exchange listing standards. No member of the Compensation Committee (1) was, during the year ended December 31, 2007, or had previously been, an officer or employee of McDermott or its subsidiaries or (2) had any material interest in a transaction of McDermott or a business relationship with, or any indebtedness to, McDermott. No interlocking relationship existed during the year ended December 31, 2007 between any member of the Board of Directors or the Compensation Committee and an executive officer of McDermott.

Director Nomination Process

Our Governance Committee has determined that a candidate for election to our Board of Directors must meet specific minimum qualifications. Each candidate must:

•	have a record of integrity and ethics in his/her personal and professional life;

•	have a record of professional accomplishment in his/her field;

•	be prepared to represent the best interests of our stockholders;

•	not have a material personal, financial or professional interest in any competitor of ours; and

•	be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Governance Committee’s sole judgment, interfere with or limit his or her ability to do so.

In addition, the Governance Committee also considers it desirable that candidates possess the following qualities or skills:

•	each candidate should contribute positively to the collaborative culture among Board members; and

•	each candidate should possess professional and personal experiences and expertise relevant to our businesses and industries.

The Governance Committee solicits ideas for possible candidates from a number of sources — including members of the Board, our senior level executives and individuals personally known to the members of the Board.

Any stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our by-laws. See “Stockholders’ Proposals” in this proxy statement and our by-laws, which may be found on our website at www.mcdermott.com at “Corporate Governance — Governance Policies.”

The Governance Committee will consider candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. The Governance Committee also takes into account the contributions of incumbent directors as Board members and the benefits to us arising from their experience on the Board. Although the Governance Committee will consider candidates identified by stockholders, the Governance Committee has sole discretion whether to recommend those candidates to the Board. None of the director nominees for the 2008 Annual Meeting are standing for election for the first time.

COMPENSATION OF DIRECTORS

All share amounts and stock prices described in the tables and accompanying narrative regarding director compensation reflect our two-for-one stock split, effected in the form of a stock dividend, completed on September 10, 2007.

The table below summarizes the compensation paid by us to our nonemployee directors during the year ended December 31, 2007.

Director Compensation Table

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
Name	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total

John F. Bookout III	$73,000	$91,599	$41,999	N/A	N/A	—	$206,598
Roger A. Brown	$76,750	$95,929	$34,674	N/A	N/A	—	$207,353
Ronald C. Cambre	$80,000	$92,966	$63,799	N/A	N/A	—	$236,765
Adm. Bruce DeMars	$93,250	$92,966	$63,799	N/A	N/A	—	$250,015
Robert W. Goldman	$87,000	$91,545	$39,095	N/A	N/A	—	$217,640
Robert L. Howard	$79,500	$93,465	$37,731	N/A	N/A	—	$210,696
Oliver D. Kingsley Jr.	$79,250	$95,929	$34,674	N/A	N/A	—	$209,853
D. Bradley McWilliams	$99,750	$93,465	$37,731	N/A	N/A	—	$230,946
Thomas C. Schievelbein	$77,250	$93,465	$37,731	N/A	N/A	—	$208,446

The compensation for nonemployee directors for 2007 was comprised of cash and equity compensation earned by directors in connection with their service as a director. The cash compensation consisted of retainers and meeting fees described in more detail below. The equity compensation consisted of stock option and restricted stock awards issued under our 1997 Director Stock Program, which we refer to as our 1997 Director Program, and our 2001 Directors and Officer Long-Term Incentive Plan, which we refer to as our 2001 D&O Plan, as described in more detail below. Employee directors do not receive any compensation for their service as directors.

Fees Earned or Paid in Cash.

Our current director compensation program became effective on May 4, 2006. Under this program, cash compensation for nonemployee directors consists of the following:

•	an annual retainer of $45,000; and

•	a fee of $2,500 for each Board meeting personally attended, $1,750 for each committee meeting personally attended and $1,000 for each Board and committee meeting attended by telephone.

The chairs of Board committees and the Lead Director receive additional annual retainers as follows:

•	the chair of the Audit Committee: $20,000;

•	the chair of the Compensation Committee: $15,000;

•	the chair of each of the Finance and Governance committees: $10,000; and

•	the Lead Director: $15,000.

Stock and Option Awards.  In addition to the fees and benefits provided to our directors described above, we granted equity awards to our directors under the 1997 Director Program and the 2001 D&O Plan.

Under the 1997 Director Program, we grant stock option and restricted stock awards to our nonemployee directors as follows:

•	on the first day of the initial year of a director’s term: options to purchase 2,700 shares of our common stock and 1,350 shares of restricted stock; and

•	on the first day of each subsequent year of a director’s term: options to purchase 900 shares of our common stock and 450 shares of restricted stock.

The options have an exercise price equal to the fair market value of our common stock (average of high and low trading price) on the date of grant, become fully exercisable six months after the date of grant, and remain exercisable for ten years after the date of grant. The shares of restricted stock generally lapse at the end of a director’s term and are subject to payment by the director of $1.00 per share (based on par value), transfer restrictions and forfeiture provisions.

By its terms, no award may be granted under the 1997 Director Program after June 5, 2007. As a result, we made our final grants of stock options and restricted stock under the 1997 Directors Stock Program in May 2007.

Under the 2001 D&O Plan, nonemployee directors may be granted stock option, restricted stock, performance unit, deferred stock unit and performance share awards, in such amounts and on such terms, as the Compensation Committee or the Board may determine from time to time. In 2007, all of our nonemployee directors received 2,354 shares of restricted stock with a value at the time of grant of $80,000 (calculated based on the average of the highest and lowest price of our common stock ($33.96) on the grant date). Under the terms of the award, the restricted stock vested immediately on the grant date.

The amounts reported in the “Stock Awards” and “Option Awards” columns represent the associated dollar amounts we recognized in 2007 for financial statement reporting purposes under Statement of Financial Accounting Standards (“SFAS”) No. 123R. Under SFAS No. 123R, the fair value of restricted stock and stock options is determined on the date of grant and is not remeasured. Grant date fair values are determined using the closing price of our common stock on the date of grant, for restricted stock, and an option-pricing model, for stock options. We use the Black-Scholes option-pricing model for measuring the fair value of stock options granted. The determination of the fair value of an award on the date of grant using an option-pricing model requires various assumptions, such as the expected life of the award and stock price volatility. For a discussion of the valuation assumptions, see Note 10 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007.

The following tables reflect the number of shares and grant date fair value, computed in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, covered by each restricted stock and stock option award granted to nonemployee directors in 2007 and the restricted stock and stock option awards each nonemployee director had outstanding as of December 31, 2007:

Stock and Option Awards Granted to Directors in 2007

				Option Awards
		Stock Awards		Shares Issuable
		Shares of		Under
		Restricted Stock	Grant Date	Stock Options	Grant Date
Name	Grant Date	Granted	Fair Value	Granted	Fair Value

John F. Bookout III	May 4, 2007	1,350	$38,296.13	2,700	$39,102.75
	May 10, 2007	2,354	$79,947.73
Roger A. Brown	May 4, 2007	450	$12,765.38	900	$13,034.25
	May 10, 2007	2,354	$79,947.73
Ronald C. Cambre	May 4, 2007	1,350	$38,296.13	2,700	$39,102.75
	May 10, 2007	2,354	$79,947.73
Adm. Bruce DeMars	May 4, 2007	1,350	$38,296.13	2,700	$39,102.75
	May 10, 2007	2,354	$79,947.73
Robert W. Goldman	May 4, 2007	1,350	$38,296.13	2,700	$39,102.75
	May 10, 2007	2,354	$79,947.73
Robert L. Howard	May 4, 2007	450	$12,765.38	900	$13,034.25
	May 10, 2007	2,354	$79,947.73
Oliver D. Kingsley Jr.	May 4, 2007	450	$12,765.38	900	$13,034.25
	May 10, 2007	2,354	$79,947.73
D. Bradley McWilliams	May 4, 2007	450	$12,765.38	900	$13,034.25
	May 10, 2007	2,354	$79,947.73
Thomas C. Schievelbein	May 4, 2007	450	$12,765.38	900	$13,034.25
	May 10, 2007	2,354	$79,947.73

Director Equity Awards Outstanding at 12/31/07

	Stock Awards	Option
Name	(All Restricted Stock)	Awards

John F. Bookout III	1,350	3,150
Roger A. Brown	2,250	19,650
Ronald C. Cambre	1,350	18,600
Adm. Bruce DeMars	1,350	7,700
Robert W. Goldman	1,350	4,950
Robert L. Howard	1,800	84,900
Oliver D. Kingsley Jr.	2,250	19,950
D. Bradley McWilliams	1,800	37,876
Thomas C. Schievelbein	1,800	37,426

EXECUTIVE OFFICERS

Set forth below is the age (as of May 9, 2008), the principal positions held with McDermott or our subsidiaries, and other business experience information for each of our current executive officers other than Bruce W. Wilkinson, who is our Chief Executive Officer and Chairman of the Board. For more information on Mr. Wilkinson, see his biographical information under “Election of Directors” above. Unless we otherwise specify, all positions described below are positions with McDermott International, Inc.

Dennis S. Baldwin, 46, has been Vice President and Chief Accounting Officer of McDermott since October 2007. Previously, he served as Chief Accounting Officer of Integrated Electrical Services, Inc,. a national electrical contracting company, from February 2007 to October 2007; as Vice President and Corporate Controller of Veritas DGC, Inc., a seismic company which provides geophysical services to the petroleum industry, from 2005 to 2007; and as Vice President and Corporate Controller of Universal Compression Holdings, Inc., a company providing gas compression services to the domestic and international gas industry, from 2002 to 2005.

Robert A. Deason, 62, has been Chief Executive Officer of our subsidiary J. Ray McDermott, S.A. since June 2007. Previously, he served as President and Chief Operating Officer of J. Ray McDermott, S.A. from March 2003 to June 2007. He was also Vice President, Operations of Fluor Corporation, an engineering, procurement, construction and maintenance services company, from March 1999 to January 2003; and Vice President, Project Management Production, Pipelines & Marine Services of Fluor Corporation from June 1997 to March 1999.

James R. Easter, 51, has been our Vice President, Corporate Development and Strategic Planning since March 2006. Previously, he was: Vice President, Finance and Treasurer from September 2002 to February 2006; Assistant Treasurer of McDermott from May 2002 to September 2002; Vice President in the Retail Energy Solutions Group of Reliant Resources, Inc., an electricity and energy services company, from December 2000 to May 2002; and was associated with Industrial Growth Partners LP, a private equity fund, from January 2000 to December 2000.

John A. Fees, 50, has been President and Chief Executive Officer of our subsidiary The Babcock & Wilcox Company since January 2007 and President and Chief Operating Officer of our subsidiary BWX Technologies, Inc. since September 2002. Previously, he served as President and General Manager of BWXT Services, Inc., a subsidiary of BWX Technologies, from September 1997 to November 2002.

Liane K. Hinrichs, 50, has been our Vice President, General Counsel and Corporate Secretary since January 2007. Previously, she served as our Corporate Secretary and Associate General Counsel, Corporate Compliance and Transactions from January 2006 to December 2006; as Associate General Counsel, Transactions, Corporate Compliance and Deputy Corporate Secretary from June 2004 to December 2005; as Assistant General Counsel, Corporate Secretary and Transactions from October 2001 to May 2004; and as Senior Counsel from May 1999 to September 2001. Prior to joining McDermott in 1999, she was a partner in a New Orleans law firm.

James C. Lewis, 52, has been our Vice President, Treasurer since March 2006. Previously, he was: Assistant Treasurer of McDermott from July 2003 to February 2006; Vice President, Structuring of Enron Corp., from December 2001 to July 2003 and Vice President, Structuring of Enron Global Markets, LLC, a subsidiary of Enron Corp., from September 2000 to December 2001.

John T. Nesser, III, 59, has been our Executive Vice President, Chief Administrative and Legal Officer since January 2007. Previously, he served as our Executive Vice President and General Counsel from January 2006 to January 2007; as Executive Vice President, General Counsel and Corporate Secretary from February 2001 to January 2006; as Senior Vice President, General Counsel and Corporate Secretary from January 2000 to February 2001; as Vice President and Associate General Counsel from June 1999 to January 2000; and as Associate General Counsel from October 1998 to June 1999. Previously, he served as a managing partner of Nesser, King & LeBlanc, a New Orleans law firm, which he co-founded in 1985.

Louis J. Sannino, 59, has been our Executive Vice President, Human Resources since January 2007. Previously, he served as our Executive Vice President, Human Resources, Health, Safety & Environmental from February 2005 to January 2007; as Senior Vice President, Human Resources, Health, Safety & Environmental from June 2004 to February 2005;as Senior Vice President, Human Resources and Corporate Compliance Officer from

October 2000 to June 2004; as Vice President, Human Resources from November 1998 to October 2000; and as Director, Human Resources from April 1989 to November 1998.

Michael S. Taff, 46, has been our Senior Vice President and Chief Financial Officer since April 2007. He served as our Vice President and Chief Accounting Officer from June 2005 to April 2007. Previously, Mr. Taff served as Vice President and Chief Financial Officer of HMT Inc., an engineering and construction company, from June 2004 to June 2005 and as Vice President and Corporate Controller of Philip Services Corporation, a provider of industrial, environmental, transportation and container services, from September 1994 to May 2004.

In addition, Francis S. Kalman, who served as our Executive Vice President and Chief Financial Officer from February 2002 to April 2007, retired from McDermott February 29, 2008. He served as our Executive Vice President immediately prior to his retirement.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or CD&A, provides information relevant to understanding the 2007 compensation of our executive officers identified in the Summary Compensation Table on page 27, whom we refer to as our Named Executives. The following discussion also contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of McDermott’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. McDermott specifically cautions investors not to apply these statements to other contexts.

Compensation Philosophy and Objectives

Our compensation programs are based on our belief that our ability to attract, retain and motivate employees with the requisite skill and experience to develop, expand and execute sound business opportunities is essential to our success and the success of our shareholders. To that end, we design and implement compensation programs which generally seek to:

•	incentivize executives through short- and long-term compensation opportunities that reward individual, company and, where applicable, business unit performance;

•	create and increase shareholder value by:

•	utilizing equity-based compensation, to more closely align the interests of our executives with those of our shareholders; and

•	structuring compensation contingent on reaching performance goals intended to reward performance by executives in ways that we believe creates shareholder value;

•	manage fixed compensation costs through the use of performance and equity-based compensation; and

•	reward continuity of service.

With these goals in mind, our Compensation Committee primarily focuses on annual total direct compensation in setting compensation for our Named Executives. Total direct compensation consists of three principal elements:

•	base salary;

•	annual bonus; and

•	long-term compensation.

Our Compensation Committee targets total direct compensation for our Named Executives at or near the median for comparable positions in our market, and ties annual bonus and long-term compensation elements to individual, company and, where applicable, business unit performance goals designed to generate value for our shareholders. Depending on the level of performance attained, our Named Executives are capable of earning above or below median total direct compensation for similarly situated executives at comparable companies. As we discuss in more detail below, our Compensation Committee also administers several plans as part of our post-employment compensation arrangements designed to reward long-term service and performance.

Defining Market Compensation — Benchmarking

Our Compensation Committee principally relies on “benchmarking” — reviewing the compensation of our Named Executives relative to the compensation paid to similarly-situated executives at companies we consider to be our peers as well as industry specific survey data — to identify the median compensation paid by the markets in which we compete. Benchmarking is an important tool that provides our Compensation Committee a point of reference to ensure that our target compensation is competitive among companies with whom we compete for business and executive talent. While our Compensation Committee believes that benchmarking is the appropriate starting point for its annual compensation process, it is not the determinative factor for the amount of compensation ultimately paid. As further discussed throughout this CD&A, the Compensation Committee, with the assistance of its compensation consultant and in consultation with our management, tailors compensation opportunities around performance goals that are not benchmarked but are designed to reward performance that generates shareholder value.

To ensure a representative sample of market compensation for 2007, we benchmarked against:

•	a peer group of companies in specific industries in which we compete, based on information reported by those companies in publicly available Securities and Exchange Commission filings; and

•	general industry executive compensation survey data.

As a result of the limited nature of peer group data, our Compensation Committee utilized an executive compensation database of approximately 1,060 companies of all revenue sizes. To determine the appropriate comparator companies, we selected companies from the database with revenues similar to ours and, as applicable, our individual segments, depending on the Named Executive’s position.

Our Compensation Committee selected the peer group we used for 2007 compensation. The members of that peer group were selected in 2005 based on the joint recommendation of the Compensation Committee’s compensation consultant and our management, based on their business operations and sales volumes, market capitalizations, employment levels, and one or more lines of business that we believed were comparable to McDermott’s.

In October 2007, our Compensation Committee engaged a new compensation consultant, Hewitt Associates LLC, or Hewitt. With the assistance of Hewitt, management conducted a review of our peer group to ensure the appropriateness of its component companies. As an engineering and construction company focused on energy, we believe the appropriate group for comparison consists of other similarly situated engineering and construction companies. Based on that recommendation, our Compensation Committee selected a peer group, for use in connection with 2008 compensation decisions, using the following characteristics, which we believe better represents the market in which we operate:

•	engineering and construction focus;

•	comparable annual revenues (approximately $3-10 billion); and

•	international operations.

The 2007 and 2008 peer groups are composed of the following companies:

PEER GROUP

2007 Peer Group	2008 Peer Group

Acergy S.A.	Cal Dive International, Inc.
Alliant Techsystems, Inc.	Chicago Bridge & Iron Company N.V.
Fluor Corporation	Fluor Corporation
Global Industries, Ltd.	Foster Wheeler, Ltd.
GlobalSantaFe Corporation	Jacobs Engineering Group Inc
Goodrich Corporation	KBR, Inc.
Halliburton Company	Oceaneering International, Inc.
Jacobs Engineering Group Inc.	The Shaw Group, Inc.
Rockwell Collins, Inc.	URS Corporation
The Shaw Group Inc.
Technip
Washington Group International, Inc.

For more information regarding our Compensation Committee’s consultant and the role of the consultant and executive management in executive compensation, see the discussion under the heading “Compensation Committee” on page 8.

Total Direct Compensation

Overview.  Total direct compensation is built around our philosophy of targeting market median compensation with incentive components that reflect positive, as well as negative, company and individual performance. While we do not set a target allocation among the total direct compensation elements, historically we have attempted to emphasize performance-based, “at-risk” incentive elements when setting total direct compensation. For 2007, that trend continued.

On average, about 70% of the 2007 target total direct compensation opportunity for our Named Executives (except Mr. Kalman) was attributable to annual bonus and long-term compensation. Payments under these elements were directly related to the attainment of specific operating income levels and, in the case of the annual bonus, individual performance goals, as further discussed below. The remainder of a Named Executive’s total direct compensation opportunity for 2007 was from base salary. On average, the 2007 mix of target total direct compensation elements for our Named Executives, excluding Mr. Kalman, looked like this:

2007 Named Executive Target Total Direct Compensation (Average, excluding Kalman)

Mr. Kalman, who had served as our Executive Vice President and Chief Financial Officer since February 2002, resigned as Chief Financial Officer in March 2007 and announced his intention to retire from McDermott in 2008. As a result, he did not receive any long-term compensation award in 2007. Without any long-term compensation, only about 39% of his 2007 target total direct compensation was attributable to “at-risk” incentive compensation, with the remaining 61% from base salary.

Relationship of Elements.  The determination of each element of total direct compensation (base salary, annual bonus and long-term compensation) is generally independent of the decisions regarding other elements, except to the extent annual bonus amounts or long-term compensation are expressed as percentages of base salary. However, when determining each element, the Compensation Committee considers the overall effect of each element on total direct compensation for a Named Executive relative to the median compensation of the market for similarly situated officers. Our Compensation Committee reserves the right to adjust the compensation of any individual element to ensure the reasonableness and/or competitiveness of the total direct compensation for a Named Executive. However, our Compensation Committee made no such adjustments to base salary, annual bonus or long-term compensation awarded to Named Executives in 2007.

Base Salary

Base salaries provide the foundation of our total direct compensation. Our Compensation Committee reviews base salaries annually and targets base salaries at or near the median base salary practices of our market. Our Compensation Committee maintains flexibility to deviate from market-median compensation for individual circumstances but generally does not consider the ratio of the Chief Executive Officer’s compensation to the other Named Executives.

In January 2007, Compass Consulting and Benefits, Inc., our Compensation Committee’s consultant at that time, provided the committee with an analysis of total direct compensation for each Named Executive based on the median compensation for similarly situated executives in our market, together with the separate recommendations of the consultant and our Chief Executive Officer with respect to the 2007 base salaries of the Named Executives.

After reviewing the recommendations and market survey information, our Compensation Committee set 2007 base salaries for the Named Executives (except Mr. Wilkinson) at or within 2% below the median salary indicated by our benchmark. At Mr. Wilkinson’s request, his 2007 salary was unchanged from 2006. As a result, his 2007 salary was about 27% below the median base salary indicated by our benchmark.

Annual Bonus

2007 Overview.  Our Executive Incentive Compensation Plan, which we refer to as the EICP, was most recently approved by our shareholders in 2006. The EICP is a cash bonus plan designed to motivate and reward our Named Executives and other key employees for their contributions to business goals and other factors that we believe drive our earnings and/or create shareholder value. The payment amount, if any, of an EICP award is determined based on: (1) the attainment of short-term financial goals; (2) the attainment of short-term individual goals; and (3) the exercise of the Compensation Committee’s discretionary authority. The EICP award is expressed as a percentage of the Named Executive’s base salary. For more information regarding the mechanics of the EICP and the 2007 award opportunities under the EICP, see the Grants of Plan-Based Awards table below on page 29 and the accompanying narrative disclosures under the heading “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.”

2007 EICP Changes.  Prior to 2007, each EICP award was weighted between the financial and individual goals, with 0-140% attributable to the attainment of financial goals and 0-30% attributable to the attainment of the individual goals. Our Compensation Committee also had the discretion to award up to an additional 30% of the target EICP award. Relative to the individual goals and discretionary components, our Compensation Committee considered the financial goals to be more objective and to more directly influence the creation of shareholder value. As a result, our Compensation Committee changed the weighting allocation among the components to give greater weight to the financial goals. For 2007, up to 170% of an EICP award was attributable to the attainment of the financial goals and up to 30% of an EICP award was attributable to the Named Executive’s performance relative to specific individual goals determined and evaluated by our Chief Executive Officer. Our Compensation Committee may increase or decrease an EICP award in its discretion. The maximum EICP award a Named Executive can earn is 200% of his target EICP award.

Prior Year EICP Awards	2007 EICP Awards

2007 EICP Target Awards.  For 2007, our Compensation Committee set the amount of target EICP awards for all Named Executives at or near the median annual incentive award targeted by our market for similarly situated executives. Specifically, the 2007 EICP target awards, as a percentage of base salary, for our Named Executives were all within +/- 8% of the median target percentages for annual cash incentive awards indicated by our benchmarking results.

2007 EICP Financial Goals.  Our Compensation Committee establishes three levels of financial goals for determining the threshold, target and maximum payment under an EICP award for financial performance. For the 2007 EICP awards, our Compensation Committee set financial goals based upon year-over-year increases in our consolidated and, where applicable, segment operating income. We consider operating income the optimal business measure to use for this purpose, because we believe it is the primary driver of net income, which we expect to drive our stock price. In comparison to net income, operating income is more directly influenced by the revenues generated and costs incurred as a result of management action, and is more readily attributable to our operating segments.

The consolidated and segment operating income goals for 2007 EICP were as follows:

	Threshold	Target	Maximum

The Babcock & Wilcox Company —
• Power Generation Systems Segment	$212.5 million	$250.0 million	$293.0 million
• Government Operations Segment
J. Ray McDermott —
• Offshore Oil & Gas Construction Segment	$216.8 million	$255.0 million	$293.0 million
McDermott International —
• Consolidated(1)	$401.2 million	$472.0 million	$555.0 million

(1)	Consolidated operating income levels equal the sum of the segment operating income less unallocated corporate operating expenses.

In determining the specific levels of operating income, our Compensation Committee believes that the target and maximum goals should be set at levels that, if achieved, are likely to produce reasonable and above-average value for shareholders, respectively, but that also have reasonable probabilities of achievement, relative to the payout, so as to provide a meaningful incentive to employees. As recommended by management, our Compensation Committee set the 2007 target goal in February 2007 at management’s internal estimates of 2007 operating income and set the 2007 maximum goal at a “stretch” cumulative operating income level for 2007. We considered the attainment of the stretch goal to be significantly less probable than the target goal but, at twice the payout, it provided considerable additional incentive to encourage profitable growth. The target and maximum financial goals represented approximately 22% and 43% year-over-year increases from our 2006 consolidated operating income, respectively. Consistent with past practice, our Compensation Committee believed that no amount should be paid under an EICP award for financial performance if operating income results are below 85% of the target level. Accordingly, it set the 2007 threshold level financial goals at 85% of target.

For Named Executives affiliated with one of our segments (specifically, Messrs. Deason and Fees), the 2007 financial component, which is responsible for up to 170% of an EICP award, was allocated between consolidated and applicable segment operating income, with 0-120% attributable to the attainment of segment financial goals and 0-50% attributable to the attainment of the consolidated financial goals. For all other Named Executives, the 2007 financial component was based entirely on consolidated operating income.

2007 EICP Individual Goals.  The individual goals and target weighting for our Named Executives’ 2007 EICP awards were set as follows:

For Bruce W. Wilkinson, our Chief Executive Officer:

•	achieve specific levels of company-wide health, safety and environmental performance averages — 5%; and

•	positive assessment by the Board of Directors regarding six performance categories selected by the Board of Directors — 10%.

For Francis S. Kalman, our Executive Vice President and former Chief Financial Officer:

•	effect a successful transition of the Chief Financial Officer and other functions — 10%;

•	assist and support our finance department — 5%.

For Michael S. Taff, our Senior Vice President and Chief Financial Officer:

•	assess the structure of McDermott and its subsidiaries to support growth initiatives and facilitate measures to lower cost of capital — 5%;

•	communication of McDermott’s results to the investment community — 5%; and

•	strategies designed to increase financial discipline — 5%.

For Robert A. Deason, Chief Executive Officer of J. Ray McDermott, S.A.:

•	achieve specific levels of health, safety and environmental performance averages at our Offshore Oil and Gas Construction segment - 5%;

•	develop a long-term human resource management plan for our Offshore Oil and Gas Construction segment — 5%; and

•	develop and implement diversified strategies for our Offshore Oil and Gas Construction segment approved by our Chief Executive Officer and Board of Directors — 5%.

For John A. Fees, President and Chief Executive Officer of The Babcock & Wilcox Company:

•	achieve specific levels of health, safety and environmental performance averages at our Power Generation Systems and Government Operations segments — 5%;

•	achieve specific level of synergies from the combination of Babcock & Wilcox Power Generation Group, Inc. and BWX Technologies, Inc. under a common management structure — 5%; and

•	develop a strategic business plan for an operating unit of The Babcock & Wilcox Company, approved by our Chief Executive Officer — 5%.

For John T. Nesser III, our Executive Vice President, Chief Administrative and Legal Officer:

•	achieve specific levels of company-wide health, safety and environmental performance averages — 5%;

•	effect successful integration of a new function — 5%; and

•	develop enterprise risk management and business continuation program — 5%.

2007 EICP Payments.  In February 2008, our Chief Executive Officer presented our Compensation Committee with an assessment regarding the financial and individual performance goals applicable to each of the Named Executives, together with his recommendation for each Named Executive’s 2007 EICP award.

Financial Component Payment.  To determine the amount of the 2007 EICP award to be paid under the financial component, which constitutes 0-170% of the EICP award amount, the Compensation Committee considered McDermott’s 2007 GAAP consolidated and segment operating income in light of the established operating income goals. Because the levels of operating income attained exceeded the maximum financial goal for each Named Executive, our Compensation Committee accepted the recommendation of our Chief Executive Officer to pay each Named Executive 170% of their target award amount.

Individual Component Payment.  Our Compensation Committee also considered the Chief Executive Officer’s assessments of each Named Executive’s individual performance to determine the amount to be paid under the individual component, which constitutes 0-30% of the EICP award amount. Each of Mr. Deason and Mr. Kalman achieved the individual goals applicable to him. As a result, our Compensation Committee accepted our Chief Executive Officer’s recommendation to pay each of those Named Executives 30% of their target award amount. Messrs. Wilkinson, Fees, Nesser and Taff met or exceeded their individual goals, except with respect to one of their goals, which in each case, was only partially achieved. As a result of the individual goals achieved and in recognition of each officer’s contribution to the individual goal partially achieved, our Compensation Committee accepted the recommendation of our Chief Executive Officer to pay each of these Named Executives 20% of their target award amount under the individual component and an additional 5% under its discretionary authority.

The 2007 target and final EICP awards paid to each Named Executive are shown in the table below.

2007 EICP AWARDS SUMMARY

	2007 EICP Target				Goals Attained		Discretion	Total
Named Executive	% Salary		$ Amount		Financial	Individual	Exercised	2007 Award

B.W. Wilkinson	100%		$750,000		170%	20%	5%	$1,462,500
F.S. Kalman	65%		$325,000		170%	30%	0%	$650,000
M.S. Taff	45/55	%(1)	$198,750	(1)	170%	20%	5%	$387,563
R.A. Deason	70%		$339,500		170%	30%	0%	$679,000
J.A. Fees	70%		$360,500		170%	20%	5%	$702,975
J.T. Nesser III	65%		$308,758		170%	20%	5%	$602,079

(1)	Mr. Taff was promoted to Chief Financial Officer from Chief Accounting Officer, effective April 1, 2007. As a result, his 2007 EICP target amount represents the combined prorated target award of his EICP target as Chief Accounting Officer (45% of $300,000) and as Chief Financial Officer (55% of $400,000).

Long-Term Compensation

We believe that the interests of our shareholders are best served when a significant percentage of compensation is comprised of equity and other long-term incentives that appreciate in value contingent upon increases in the price of our common stock and other indicators that reflect improvements in business fundamentals. Therefore, our Compensation Committee includes equity and other long-term incentive awards as a significant part of a Named Executive’s total direct compensation.

Timing of Equity Grants.  Since 2005, our Compensation Committee has granted annual equity awards at its regularly scheduled committee meeting held in connection with our annual meeting of stockholders. To avoid timing equity grants ahead of the release of material nonpublic information, our Compensation Committee generally approves stock option and other equity awards effective as of the first day of the next open trading window, which is generally the third day following the filing of our annual report on Form 10-K or quarterly report on Form 10-Q with the Securities and Exchange Commission.

2007 Overview.  Similar to 2006, the long-term compensation element of total direct compensation consisted entirely of grants of performance shares, which vest three years from the date of grant in an amount between 0% and 150% of the target share amount depending on the level of our cumulative operating income for 2007, 2008 and 2009. Consistent with our compensation philosophy, our Compensation Committee structured the 2007 performance shares with variable vesting contingent on operating income to encourage and reward financial performance we expect to generate shareholder value. Additionally, our Compensation Committee believes that the three-year vesting condition provides an important retention component. The 2007 performance share grants accounted for between approximately 40% and 50% of the 2007 target total direct compensation of our Named Executives, excluding Mr. Kalman, who announced his intent to retire prior to the granting of the 2007 long-term compensation awards.

For more information regarding the 2007 performance shares, see the Grants of Plan-Based Awards table below on page 29 and the accompanying narrative disclosures under the heading “Estimated Future Payouts Under Equity Incentive Plan Awards.”

2007 Target Long-Term Compensation.  For 2007, the performance shares granted generally reflected the median value of annual stock awards to similarly situated executives in our market, with the exception of Mr. Wilkinson. At his request, the value of target performance shares granted to him was approximately 50% of the median value. The values of the target performance shares granted to the other Named Executives in 2007 were all within 2% of the median award value indicated by our market. The number of performance shares granted was determined by dividing the expected value of one performance share into the dollar value of the median award value of similarly situated executives in our market. The expected value of one performance share, based on valuation methodology provided by our survey data provider, was .7816 of the market value of one share of our common stock. The fair market value of our common stock was $52 (on a pre-split basis) at the time the market analysis was prepared. As a result, target performance share awards were based on a performance share value of $40.64.

2007 Performance Targets for Long-Term Compensation.  The 2007 performance shares vest between 0% and 150% of the amount of shares initially granted relative to threshold, target and maximum levels of cumulative operating income obtained over the three years ending December 31, 2009. The vesting percentage between the threshold level (25%) and maximum (150%) of cumulative operating income is determined by linear interpolation.

On the recommendation by management, our Compensation Committee tied the cumulative operating income at the target and maximum vesting levels to 6% and 10% year-over-year increases in our operating income from assumed 2007 operating income levels. Our Compensation Committee used the 2007 EICP goal as the baseline operating income to determine the cumulative operating income goal for target vesting (100%). By structuring target vesting from target EICP, our Compensation Committee sought to complement and leverage consolidated operating income results that may be achieved as a result of our annual bonus element to Total Direct Compensation. To determine the cumulative operating income goal for maximum vesting (150%), our Compensation Committee assumed 2007 operating income at a level it expected to encourage consistent and profitable growth. By increasing operating income at 10% annually from that baseline, our Compensation Committee sought to drive the creation of significant shareholder value by setting the goal for maximum vesting at a level that was approximately 45% higher than the cumulative operating income goal for maximum vesting under our 2006 performance shares. Finally, as with our 2007 EICP awards, our Compensation Committee believes that no performance shares should vest for cumulative operating income below 85% of the target level. As a result, no portion of our 2007 performance share awards will vest if our cumulative operating income is below the threshold level for the three-year measurement period.

Perquisites

Perquisites are not factored into the total direct compensation of our Named Executives. We prefer to compensate our Named Executives using a mix of current, short-term and long-term compensation with an emphasis on performance, and do not believe that providing an executive perquisite program is consistent with our overall compensation philosophy. As a result, perquisites and other personal benefits are typically provided to Named Executives on an exception basis.

We own a fractional interest in two aircraft, which we acquired and use for business purposes and which we make available to our Named Executives for personal use upon the approval of our Chief Executive Officer. When we permit the personal use of aircraft by a Named Executive, we have a choice regarding the amount of income tax imputed to the executive officer for that use. Under current Internal Revenue Service rules, we may impute to the executive officer the actual cost incurred by us for the flight or an amount based on Standard Industry Fare Level (“SIFL”) rates set by the U.S. Department of Transportation. Imputing income based on SIFL rates usually results in less income tax liability to the executive officer but higher income taxes to us due to limitations on deducting aircraft expenses that exceed the income imputed to employees. To minimize our cost of permitting the personal use of the aircraft, we impute income for personal use of aircraft to our Named Executives based on the actual cost incurred by us for the flight, rather than the SIFL rates.

The amounts reported in the Summary Compensation Table on page 27 for perquisites represent the incremental cost — and not the total cost — of providing the benefit, without regard to the value of the benefit to the Named Executive. We compute incremental cost for personal use of aircraft on the actual cost incurred by us for the flight, including:

•	the cost of fuel;

•	a usage charge equal to the hourly rate multiplied by the flight time;

•	“dead head” costs, if applicable, of flying empty aircraft to and from locations; and

•	the dollar amount of increased income taxes we incur as a result of disallowed deductions under IRS rules.

Since the two aircraft are used primarily for business travel, incremental costs generally exclude fixed costs such as the purchase price of our interests in the aircraft, aircraft management fees, depreciation, maintenance and insurance. Our cost for flights using aircraft, whether business or personal, is not affected by the number of passengers. As a result, we do not assign any amount, other than the amount of any disallowed deduction, when computing incremental costs for the presence of guests accompanying a Named Executive on such flights. While we do not generally incur any additional cost, this travel may result in imputed income to the Named Executive and disallowed deductions on our income taxes. We provide the Named Executive with a tax gross-up for the imputed income when spousal attendance is related to the underlying business purpose of a particular flight.

Post-Employment Compensation

Retirement Plans

Overview.  We provide retirement benefits through a combination of qualified defined benefit pension plans, which we refer to as our Retirement Plans, and a qualified defined contribution 401(k) Plan, which we refer to as our Thrift Plan, for most of our regular employees, including our Named Executives. We sponsor the following four Retirement Plans:

•	the McDermott Retirement Plan for the benefit of the employees of McDermott Incorporated;

•	the JRM Retirement Plan for the benefit of the employees of our Offshore Oil and Gas Construction segment;

•	the BWXT Retirement Plan for the benefit of the employees of our Government Operations segment; and

•	the B&W Retirement Plan for the benefit of the employees of our Power Generation Systems segment.

In addition to the broad-based qualified plans described above, we sponsor unfunded, nonqualified or excess retirement plans. The excess plans cover a small group of highly compensated employees, including our Named Executives, whose ultimate benefit under the applicable Retirement Plan is reduced by Internal Revenue Code Sections 415(b) and 401(a)(17) limits. Benefits under the excess plans are paid from our general assets. See the Pension Benefit table on page 35 and accompanying narrative for more information regarding our Retirement Plans.

Recent Changes to Retirement Plans.  Over the past several years, we have reassessed our retirement plans due to the volatility, cost and complexity associated with defined benefit plans and evolving employee preferences. As a result, we have taken steps to shift away from traditional defined benefit plans and toward a defined contribution approach. In 2003, we closed the JRM Retirement Plan to new participants and froze benefit accruals for existing participants. In lieu of future defined benefit plan accruals under the JRM Retirement Plan, we amended our Thrift Plan to provide affected employees with an automatic cash contribution to their Thrift Plan account equal to 3% of the employee’s base pay, plus overtime pay, expatriate pay and commissions, which we refer to collectively as thriftable earnings. Mr. Deason had not satisfied the JRM Retirement Plan eligibility requirements at the time that plan was closed to new participants. Therefore, he does not participate in a Retirement Plan or an excess plan. In 2006, we closed the McDermott, B&W and BWXT Retirement Plans to new salaried participants and froze benefit accruals for existing salaried participants with less than five years of credited service as of March 31, 2006, subject to specific annual cost-of-living increases. In lieu of future defined benefit plan accruals under those plans, we further amended our Thrift Plan to provide an automatic cash contribution to the Thrift Plan accounts of affected employees and new hires in an amount between 3% and 8% of the employees’ thriftable earnings, based on their length of service. Both Mr. Taff and Mr. Kalman were affected by these changes. Mr. Taff does not participate in a Retirement Plan or an Excess Plan because he had not met the McDermott Retirement Plan eligibility requirements at the time that plan was closed to new participants. Mr. Kalman had less than five years of credited service as of March 31, 2006. Accordingly, his credited service and accrued benefit under the McDermott Retirement Plan were frozen as of that date, subject to annual cost-of-living increases. In 2007, we offered salaried participants in the McDermott, B&W and BWXT Retirement Plans with between five and ten years of credited service as of January 1, 2007 the one-time irrevocable choice between (1) continuing to accrue future benefits under the Retirement Plan or (2) freezing their Retirement Plan accrued benefit as of March 31, 2007, subject to annual cost-of-living increases, and receiving an automatic service-based cash contribution to their Thrift Plan account instead. Based on years of service, Messrs Wilkinson and Nesser were offered this choice. Mr. Wilkinson chose to have his McDermott Retirement Plan accrued benefit frozen. Therefore, his service after March 31, 2007 is not taken into account as credited service under a Retirement Plan. Mr. Nesser chose to continue to accrue future benefits under the McDermott Retirement Plan, and he continues to be credited with service under that plan.

Supplemental Plans.  In 2005, as part of our philosophy to move away from defined benefit plans, our management recommended that the Board of Directors and the Compensation Committee terminate our then existing defined benefit supplemental executive retirement plan. In its place, our Board of Directors and Compensation Committee established a new supplemental executive retirement plan, which we refer to as the SERP, to help maintain the competitiveness of our post-employment compensation as compared to our market. The SERP is an unfunded, nonqualified plan that provides participants with benefits based upon the participant’s notional account balance at the time of retirement or termination. Annually, we credit a participant’s notional account with an amount equal to 5% of the participant’s base salary and annual bonus. The Compensation Committee has designated deemed mutual fund investments to serve as indices for the purpose of determining notional investment gains and losses to the participant’s account. Each participant allocates the annual notional contribution among the various deemed investments. SERP benefits are based on the participant’s vested notional account balance at the time of retirement or termination. Please see the Nonqualified Deferred Compensation table on page 37 and accompanying narrative for further information about the SERP and our contributions to our Named Executives’ accounts.

Employment and Severance Arrangements

Employment and Separation Agreements.  Except for change-in-control agreements, we do not currently have any employment or severance agreements with any of our Named Executives, other than Mr. Kalman. Our Compensation Committee believes it is appropriate in certain circumstances to enter into separation agreements with key officers. Under such agreements, the officer would be retained as a consultant for a limited period to assist us in the transition to his successor and other general matters as needed. In general, the officer would receive a pro-rated EICP award for the year the separation agreement commences, continued vesting in equity awards at the normal vesting schedule for the duration of the consulting period, and accelerated vesting of the unvested portion of his SERP account. In February 2008, we entered into a separation agreement with Mr. Kalman. In addition, in March 2008, the Governance Committee of our Board entered into a separate agreement with Mr. Kalman for specific consulting services to assist with our chief executive officer succession planning process. See the narrative following the Potential Payments upon Termination or Change in Control table on page 39 for more information regarding Mr. Kalman’s agreements.

Change-in-Control Agreements.  In our experience, change-in-control agreements for Named Executives are common within our industry, and our Board and Compensation Committee believe that providing these agreements to our Named Executives protects shareholders’ interests by helping to assure management continuity and focus through and beyond a change in control. In general, our change-in-control agreements provide a severance payment of two times the sum of the Named Executive’s base salary and target EICP award and provide an additional tax gross-up in the event of any excise tax liability. Based on a review of our peer group at the time our Compensation Committee adopted the change-in-control agreements, peer companies utilizing a change-in-control agreement generally provided severance payments of between two and three times the executive’s salary and bonus and tax gross-up for any excise tax imposed by federal income tax regulations on the payment. In addition, our Compensation Committee also considered federal income tax rules limiting our ability to deduct change-in-control payments that, in general, exceed 2.99 times an executive’s average W-2 income for the five years preceding the change-in-control. As a result, our Compensation Committee set the severance payment at the low end of our market in an effort to remain competitive among our peers while minimizing the potential for lost deductions related to change-in-control payments. Additionally, these agreements contain what is commonly referred to as a “double trigger,” that is, they provide benefits only upon an involuntary termination or constructive termination of the executive officer within one year following a change in control. Our Compensation Committee determined to use a double trigger feature to promote the achievement of the purpose for which these agreements were instituted — management continuity and focus following a change in control. See the Potential Payments Upon Termination or Change in Control table on page 39 and the accompanying narrative disclosures for more information regarding the change in control agreements with our Named Executives, as well as other plans and arrangements that have different trigger mechanisms that relate to a change in control.

Stock Ownership Guidelines

Overview.  To align the interests of directors, executive officers and shareholders, we believe our directors and executive officers should have a significant financial stake in McDermott. To further that goal, we adopted stock ownership guidelines effective January 1, 2006, requiring generally that our nonmanagement directors and our officers maintain a minimum ownership interest in McDermott. The amount required to be retained varies depending on the executive’s position. The guidelines require our Chief Executive Officer to own and retain a minimum of 100,000 shares of our common stock, and our other Named Executives to own and retain at least 35,000 shares. The guidelines require nonmanagement directors to own and retain a minimum of 6,000 shares of our common stock.

Directors and officers have five years from the effective date of the stock ownership guidelines or their initial election as a director/officer, whichever is later, to comply with the guidelines. Our Compensation Committee has discretion to waive or modify the stock ownership guidelines for directors and officers.

Compliance.  We assess our Named Executives’ compliance with these guidelines annually. When calculating stock ownership for purposes of these guidelines, we do not include any stock options, even if vested but unexercised. All of our Named Executives are in compliance with these guidelines. Additionally, we have considered these guidelines and believe that the minimum levels continue to be appropriate for our officers and directors.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with McDermott’s management and, based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Ronald C. Cambre, Chairman
Roger A. Brown
Oliver D. Kingsley, Jr.
Thomas C. Schievelbein

COMPENSATION OF EXECUTIVE OFFICERS

All share amounts and stock prices described in the following tables and accompanying narratives reflect our two-for-one stock split, effected in the form of a stock dividend, completed on September 10, 2007.

The following table summarizes compensation of our Chief Executive Officer, our current and former Chief Financial Officer and our three highest paid executive officers who did not serve as our CEO and CFO during 2007, whom we refer to as our Named Executives, for the fiscal years ended December 31, 2006 and December 31, 2007. No compensation information for Mr. Taff is provided for 2006 because he became a Named Executive in 2007.

Summary Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Awards	Awards	Compensation	Earnings	Compensation	Total

B.W. Wilkinson	2007	$750,000	$2,472,448	$392,293	$1,462,500	$107,004	$105,050	$5,289,295
Chairman & Chief Executive Officer	2006	$750,000	$1,694,958	$620,566	$1,140,000	$158,853	$116,687	$4,481,064
F.S. Kalman	2007	$500,000	$1,025,493	$171,009	$650,000	$19,052	$62,115	$2,427,669
Former Chief Financial Officer	2006	$455,000	$867,572	$284,520	$500,500	$23,504	$84,846	$2,215,942
M.S. Taff	2007	$374,999	$648,095	$69,458	$387,563	N/A	$34,211	$1,514,326
Senior Vice President &	2006	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Chief Financial Officer
R.A. Deason	2007	$485,000	$1,236,539	$152,977	$679,000	N/A	$59,375	$2,612,891
Chief Executive Officer,	2006	$440,000	$478,188	$247,814	$543,400	N/A	$55,751	$1,765,153
J. Ray McDermott
J.A. Fees	2007	$515,000	$1,685,149	$169,616	$702,975	$333,153	$57,679	$3,463,572
President & Chief Executive Officer,	2006	$460,000	$722,379	$262,030	$568,100	$367,828	$56,307	$2,436,644
The Babcock & Wilcox Company
J.T. Nesser III	2007	$475,013	$1,011,166	$120,551	$602,079	$95,660	$46,078	$2,350,547
Executive Vice President,	2006	$385,000	$594,535	$196,653	$423,500	$55,341	$42,818	$1,697,847
Chief Administrative and Legal Officer

Stock and Option Awards.  The amounts reported in the “Stock Awards” and “Option Awards” columns represent the associated dollar amounts we recognized in 2006 and 2007 for financial statement reporting purposes under SFAS No. 123R. Under SFAS No. 123R, the fair value of equity-classified awards, such as restricted stock, performance shares and stock options, is determined on the date of grant and is not remeasured. Grant date fair values are determined using the closing price of our common stock on the date of grant, for restricted stock and performance shares, or an option-pricing model, for stock options. We use the Black-Scholes option-pricing model for measuring the fair value of stock options granted. The determination of the fair value of an award on the date of grant using an option-pricing model requires various assumptions, such as the expected life of the award and stock price volatility. For a discussion of the valuation assumptions, see Note 10 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007. For liability-classified awards, such as cash-settled deferred stock units, fair values are determined based on the closing price of our common stock at grant date and are remeasured based on the closing price of our common stock at the end of each reporting period through the date of settlement. See the “Grants of Plan Based Awards Table” for more information regarding the stock awards we granted in 2007.

Non-Equity Incentive Plan Compensation.  The amounts reported in the “Non-Equity Incentive Plan Compensation” column are attributable to the EICP award earned in fiscal years 2006 and 2007, but paid in 2007 and 2008, respectively.

Change in Pension Value and Nonqualified Deferred Compensation Earnings.  The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the change in actuarial present value of the accumulated benefit under defined benefit plans: at December 31, 2006, as compared to December 31, 2005, for fiscal year 2006; and at December 31, 2007, as compared to December 31, 2006, for fiscal year 2007.

All Other Compensation.  The amounts reported in the “All Other Compensation” column are attributable to the following:

All Other Compensation

				Service-Based
		SERP	Thrift	Thrift	Tax
	Year	Contribution	Match	Contribution	Gross-Up	Perquisites

B.W. Wilkinson	2007	$89,300	$6,750	$9,000	—	—
	2006	$85,700	$6,601	N/A	—	$24,386
F.S. Kalman	2007	$46,400	$5,626	$8,622	$1,467	—
	2006	$42,950	$6,604	$6,600	—	$28,692
M.S. Taff	2007	$20,706	$6,755	$6,750	—	—
	2006	N/A	N/A	N/A	N/A	N/A
R.A. Deason	2007	$46,651	$5,974	$6,750	—	—
	2006	$43,648	$5,503	$6,600	—	—
J.A. Fees	2007	$48,311	$6,754	N/A	$2,614	—
	2006	$48,650	$6,606	N/A	$1,051	—
J.T. Nesser III	2007	$39,325	$6,753	N/A	—	—
	2006	$36,214	$6,604	N/A	—	—

Thrift Match and Service-Based Thrift Contribution.  For information regarding our Thrift Plan matching contributions and service-based Thrift Plan contributions, see “Compensation Discussion and Analysis — Retirement Plans” above.

Tax Gross-Ups.  The tax gross-ups reported under “All Other Compensation” are attributable to the following:

•	Mr. Kalman: Mr. Kalman received a tax gross-up in 2007 associated with income imputed to him as a result of his spouse accompanying him on business travel.

•	Mr. Fees: Mr. Fees received a tax gross-up in 2006 and 2007 associated with income imputed to him as a result of his spouse accompanying him on business travel.

Perquisites.  Perquisites and other personal benefits received by a Named Executive are not included if their aggregate value does not exceed $10,000. For Messrs. Wilkinson and Kalman, the values of the perquisites and other personal benefits reported for 2006 are attributable to personal use of aircraft in which we have a minority equity interest, as follows:

•	Mr. Wilkinson: $22,000, based on the amount invoiced to us by the manager of the aircraft; and $2,386, for the amount of increased income taxes we incurred in 2006 as a result of disallowed deductions related to that personal use under U.S. Treasury Regulations; and

•	Mr. Kalman: $19,281, based on the amount invoiced to us by the manager of the aircraft; and $9,411, for the amount of increased income taxes we incurred in 2006 as a result of disallowed deductions related to that personal use under U.S. Treasury Regulations.

We have provided the following Grants of Plan-Based Awards table to provide additional information about stock and option awards and equity and non-equity incentive plan awards granted to our Named Executives during the year ended December 31, 2007.

Grants of Plan-Based Awards

									All Other	All Other
									Stock	Option		Grant
						Estimated Future Payouts Under Equity Incentive Plan Awards			Awards: Number of	Awards: Number of	Exercise or Base	Date Fair Value of
	Grant	Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Threshold	Target	Maximum	Shares of Stock	Securities Underlying	Price of Option	Stock and Option
Name	Date	Date	Threshold	Target	Maximum	(#)	(#)	(#)	or Units	Options	Awards	Awards

B.W. Wilkinson	02/26/07	02/26/07	$159,375	$750,000	$1,500,000
	05/10/07	04/30/07				14,000	56,000	84,000	—	—	—	$1,890,280
F.S. Kalman	02/27/07	02/27/07	$69,063	$325,000	$650,000
						—	—	—	—	—	—	—
M.S. Taff	02/27/07	02/27/07	$42,234	$198,750	$397,500
	05/10/07	04/30/07				5,500	22,000	33,000	—	—	—	$742,610
R.A. Deason	02/27/07	02/27/07	$72,144	$339,500	$679,000
	05/10/07	04/30/07				9,200	36,800	55,200	—	—	—	$1,242,184
J.A. Fees	02/27/07	02/27/07	$76,606	$360,500	$721,000
	05/10/07	04/30/07				10,600	42,400	63,600	—	—	—	$1,431,212
J.T. Nesser III	02/27/07	02/27/07	$65,611	$308,758	$617,516
	05/10/07	04/30/07				8,750	35,000	52,500	—	—	—	$1,181,425

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards

Our Compensation Committee administers the Executive Incentive Compensation Plan, a cash bonus incentive program, which we refer to as the EICP. The payment amount, if any, of an EICP award is determined based on: (1) the attainment of short-term financial goals; (2) the attainment of short-term individual goals; and (3) the exercise of the Compensation Committee’s discretionary authority. Each year, our Compensation Committee establishes financial goals and, with respect to our Chief Executive Officer, individual goals. Our Chief Executive Officer establishes individual goals for the other Named Executives.

The financial goals contain threshold, target and maximum performance levels which, if achieved, result in payments of 25%, 100% and 200% of the financial component, respectively. If the threshold financial goal is not achieved, no amount is paid on an EICP award under the financial component. For purposes of evaluating McDermott’s performance under the financial performance component, our Compensation Committee may adjust our results prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) for unusual, nonrecurring or other items in the Committee’s discretion. Payment is made on an EICP award under the individual component based on the attainment of the Named Executive’s individual goals as determined and evaluated by our Chief Executive Officer. In addition, our Compensation Committee may increase or decrease an EICP award in its discretion. The maximum EICP award a Named Executive can earn is 200% of his target EICP award.

The amounts shown reflect grants of 2007 EICP awards. In February 2007, our Compensation Committee established target EICP awards, expressed as a percentage of the Named Executive’s 2007 base salary. The amount shown in the “target” column represents the value of the target EICP award by multiplying the target percentage established for each Named Executive by the Named Executive’s 2007 base salary. For 2007, the target percentage of each Named Executive (except for Mr. Taff) was as follows: 100% for Mr. Wilkinson; 70% for Messrs. Deason and Fees; and 65% for Messrs. Kalman and Nesser. On April 1, 2007, Mr. Taff was promoted to Chief Financial Officer from Chief Accounting Officer. As a result, his 2007 EICP target amount represents the combined prorated target award of his EICP target as Chief Accounting Officer (45% of $300,000) and as Chief Financial Officer (55% of $400,000). The amount shown in the “maximum” column represents the maximum amount payable under the EICP, which is 200% of the target amount shown. The amount shown in the “threshold” column represents the amount payable under the EICP assuming the threshold level of the financial goals, but no individual goal, is attained and our Compensation Committee did not exercise any discretion over the EICP award. The financial goal represents 85% of the target EICP award. Attaining only the threshold level, or 25%, of the financial goal results in an EICP payment of 21.25% of the target EICP award. See “Compensation Discussion and Analysis — Annual Bonus” on page 19 for more information about the 2007 EICP awards and performance goals.

Estimated Future Payouts Under Equity Incentive Plan Awards

The amounts shown reflect grants of Performance Shares under our 2001 D&O Plan. Each grant represents a right to receive one share of McDermott common stock for each vested performance share. The amount of performance shares that vest will be determined on the third anniversary of the date of grant based on our cumulative operating income between January 1, 2007 and December 31, 2009. For purposes of evaluating McDermott’s cumulative operating income, our Compensation Committee may adjust our results prepared in accordance with GAAP for unusual, non-recurring or other items in the Committee’s discretion. The amounts shown in the “target” column represent the number of performance shares granted, which will vest under each grant if the target level of cumulative operating income is attained. The amounts shown in the “maximum” column represent the number of performance shares that will vest under each grant, which is 150% of the amount granted, if the maximum level of cumulative operating income is attained. The amounts shown in the “threshold” column represent the number of performance shares that will vest under each grant, which is 25% of the amount granted, if the minimum level of cumulative operating income is attained. No amount of performance shares will vest if the cumulative operating income achieved is less than the minimum performance level. See “Compensation Discussion and Analysis — Long-Term Compensation” on page 22 for more information regarding the 2007 Performance Shares and threshold, target and maximum operating income performance levels.

Grant Date Fair Value of Stock and Option Awards

The amounts included in the “Grant Date Fair Value of Stock and Option Awards” column represent the full grant date fair values of the equity awards computed in accordance with SFAS No. 123R. Under SFAS No. 123R, the fair value of equity awards, such as performance shares, is determined on the date of grant and is not remeasured. Grant date fair values are determined using the closing price of our common stock on the date of grant. For more information regarding the compensation expense related to 2007 performance shares and other awards, see Note 10 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007.

In addition, we have provided the following Outstanding Equity Awards at Fiscal Year-End table to summarize the equity awards we have made to our Named Executives which were outstanding as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan Awards:
			Equity					Incentive	Market or
			Incentive					Plan Awards:	Payout
			Plan Awards:					Number of	Value of
	Number of	Number of	Number of			Number of		Unearned	Unearned
	Securities	Securities	Securities			Shares or		Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Market Value of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock that	Shares or Units of	Rights that	Rights that
	Options	Options	Unearned	Exercise	Expiration	have not	Stock that have	have not	have not
Name	Exercisable	Unexercisable	Options	Price	Date	Vested	not Vested	Vested	Vested
B.W. Wilkinson	540,000	—	—	$4.8450	03/06/11
	38,100	—	—	$4.8333	03/06/12
	156,440	78,220	—	$6.7267	05/12/15
						82,200	$4,852,266.00
						63,198	$3,730,577.94
								90,000	$5,312,700.00
								14,000	$826,420.00
F.S. Kalman	—	33,390	—	$6.7267	05/12/15
						43,500	$2,567,805.00
						26,982	$1,592,747.46
								54,000	$3,187,620.00
M.S. Taff	30,000	15,000	—	$7.1933	06/08/15
						13,500	$796,905.00
								24,750	$1,460,992.50
								5,500	$324,665.00
R.A. Deason	—	30,540	—	$6.7267	05/12/15
						75,000	$4,427,250.00
						24,678	$1,456,742.34
								54,000	$3,187,620.00
								9,200	$543,076.00
J.A. Fees	13,650	—	—	$3.0033	03/18/14
	28,985	33,970	—	$6.7267	05/12/15
						27,450	$1,620,373.50
								58,500	$3,453,255.00
								36,000	$2,125,080.00
								10,600	$625,718.00
J.T. Nesser III	18,300	—	—	$3.1354	03/20/10
	12,000	—	—	$4.8450	03/06/11
	42,000	—	—	$4.8333	03/06/12
	42,900	—	—	$3.0033	03/18/14
	47,460	23,730	—	$6.7267	05/12/15
						28,200	$1,664,646.00
						19,170	$1,131,605.10
								40,500	$2,390,715.00
								8,750	$516,512.50

Option Awards.  Information presented in the “Option Awards” columns relates to options to purchase shares of our common stock held by our Named Executives as of December 31, 2007. All options were granted ten years prior to the option expiration date reported and vest in three equal installments on the first, second and third anniversaries of the grant date. We have not granted any options to our Named Executives since 2005.

Vesting of Options.  The amount of unexercisable options reported for each Named Executive, other than Mr. Taff, will vest in one final installment on May 12, 2008. The unexercisable options reported for Mr. Taff will vest in one final installment on June 8, 2008.

Stock Awards.  Information presented in the Stock Awards columns relates to awards of restricted stock, deferred stock units and performance shares held by our Named Executives as of December 31, 2007. The awards reported in the “Equity Incentive Plan Awards” column consist entirely of performance shares. Restricted stock and deferred stock units are reported in the “Number of Shares or Units of Stock that have not Vested” column.

Restricted Stock.  All shares of restricted stock will vest on the fifth anniversary of the date of grant. The market value of restricted stock reported in the Stock Awards column is based on the closing price of our common stock as of December 31, 2007 ($59.03), as reported on the New York Stock Exchange. The shares reported in the Stock Awards column attributable to restricted stock are as follows:

Restricted Stock Awards

	Number of
	Unvested
Name	Restricted Stock	Vesting Date

B. W. Wilkinson	82,200	April 2, 2008
F. S. Kalman	43,500	April 2, 2008
M.S. Taff	—	—
R. A. Deason	75,000	April 2, 2008
J. A. Fees	—	—
J. T. Nesser III	28,200	April 2, 2008

Deferred Stock Units.  Deferred stock units are settled in cash in an amount equal to the number of vested units multiplied by the average of the highest and lowest price of our common stock on the vest date. Deferred stock units vest in five equal installments on each anniversary of the date of grant. The market value of deferred stock units reported in the Stock Awards column is based on the closing price of our common stock as of December 31, 2007 ($59.03), as reported on the New York Stock Exchange. The amounts of Stock Awards reported in the Stock Awards column attributable to deferred stock units are as follows:

Deferred Stock Units

	Number of
	Unvested Deferred
Name	Stock Units	Vesting Date

B. W. Wilkinson	63,198	21,066 units vest each year on May 12, 2008, 2009 and 2010
F. S. Kalman	26,982	8,994 units vest each year on May 12, 2008, 2009 and 2010
M.S. Taff	13,500	4,500 units vest each year on June 8, 2008, 2009 and 2010
R. A. Deason	24,678	8,226 units vest each year on May 12, 2008, 2009 and 2010
J. A. Fees	27,450	9,150 units vest each year on May 12, 2008, 2009 and 2010
J. T. Nesser III	19,170	6,390 units vest each year on May 12, 2008, 2009 and 2010

Performance Shares.  Performance share awards represent the right to receive one share of our common stock for each performance share that becomes vested on the third anniversary of the date of grant. The number of performance shares that vest depends on the attainment of specified performance levels. The number and value reported under the Stock Awards column for the 2006 performance shares are based on attaining the maximum performance level, or 150% of the performance shares granted. The number and value reported under the Stock Awards column for the 2007 performance shares are based on attaining the threshold performance level, or 25% of the performance shares granted. See Grants of Plan-Based Awards table for more information about performance shares. The amount and vesting of performance shares reported in the Stock Awards column are as follows:

Performance Shares

		Number of
	Performance Share	Unvested
Name	Grant Year	Performance Shares	Vest Date

B. W. Wilkinson	2006	90,000	May 8, 2009
	2007	14,000	May 10, 2010
F. S. Kalman	2006	54,000	May 8, 2009
	2007	—	—
M.S. Taff	2006	24,750	May 8, 2009
	2007	5,500	May 10, 2010
R. A. Deason	2006	54,000	May 8, 2009
	2007	9,200	May 10, 2010
J. A. Fees	2006	58,500	May 8, 2009
		36,000	November 7, 2009
	2007	10,600	May 10, 2010
J. T. Nesser III	2006	40,500	May 8, 2009
	2007	8,750	May 10, 2010

We have provided the following Option Exercises and Stock Vested table to provide additional information about the value realized by our Named Executives on option award exercises and stock award vesting during the year ended December 31, 2007.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting

B. W. Wilkinson	1,410,000	$52,750,806.20	260,166	$6,333,326.85
F. S. Kalman	176,788	$6,045,175.24	173,094	$4,524,516.83
M.S. Taff	0	N/A	4,500	$170,392.50
R. A. Deason	169,080	$5,449,464.86	42,726	$1,135,561.75
J. A. Fees	102,605	$3,547,213.41	46,650	$1,241,623.40
J. T. Nesser III	190,000	$4,110,924.00	99,090	$2,384,212.71

Option Awards.  Each stock option exercise reported in the Option Exercises and Stock Vested table was effected as a simultaneous exercise and sale. The value realized on exercise was calculated based on the difference between the exercise prices of the stock options and the prices at which the shares were sold.

Stock Awards.  For each Named Executive, the number of shares acquired on vesting reported in the Option Exercises and Stock Vested table represents the aggregate number of shares that vested during 2007 in connection with awards of restricted stock and/or deferred stock units. Awards of deferred stock units are payable entirely in cash. As a result, no shares of stock were actually acquired upon the vesting of the deferred stock units. See the Outstanding Equity Awards table for more information on the settlement of deferred stock unit awards. The following table sets forth the amount of shares attributable to restricted stock and deferred stock units, for each Named Executive:

	Restricted Stock		Deferred Stock Units
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
Name	on Vesting	on Exercise	on Vesting	on Vesting

B. W. Wilkinson	239,100	$5,594,725.50	21,066	$738,601.35
F. S. Kalman	164,100	$4,209,175.50	8,994	$315,341.33
M.S. Taff	0	N/A	4,500	$170,392.50
R. A. Deason	34,500	$847,147.50	8,226	$288,414.25
J. A. Fees	37,500	$920,812.50	9,150	$320,810.90
J. T. Nesser III	92,700	$2,160,171.00	6,390	$224,041.71

The number of shares acquired in connection with the vesting of restricted stock awards includes 54,676, 43,740 and 22,964 shares withheld by us at the election of Messrs. Wilkinson, Kalman and Nesser, respectively, to pay the minimum withholding tax due upon vesting. For more information on the withholding of shares to cover taxes due upon vesting, see the “Certain Relationships and Related Transactions” section of this proxy.

We have provided the following Pension Benefits table to show the present value of accumulated benefits payable to each of our Named Executives under our qualified and nonqualified pension plans.

Pension Benefits

		Number of	Present Value
		Years Credited	of Accumulated	Payments
Name	Plan Name	Service	Benefit	During 2007

B.W. Wilkinson	McDermott Qualified Retirement Plan	7.00	$222,649	$0
	McDermott Nonqualified Retirement Plan	7.00	$555,851	$0
F.S. Kalman	McDermott Qualified Retirement Plan	4.167	$111,092	$0
	McDermott Nonqualified Retirement Plan	4.167	$111,923	$0
M.S. Taff	N/A	N/A	N/A	N/A
	N/A	N/A	N/A	N/A
R.A. Deason	N/A	N/A	N/A	N/A
	N/A	N/A	N/A	N/A
J.A. Fees	BWXT Qualified Retirement Plan	28.583	$1,047,982	$0
	BWXT Nonqualified Retirement Plan	28.583	$2,475,069	$0
J.T. Nesser III	McDermott Qualified Retirement Plan	9.250	$223,080	$0
	McDermott Nonqualified Retirement Plan	9.250	$187,865	$0

Overview of Qualified Plans.  We maintain retirement plans that are funded by trusts and cover substantially all eligible regular full-time employees of McDermott and its subsidiaries, except certain nonresident alien employees who are not citizens of a European Community country or who do not earn income in the United States, Canada or the United Kingdom.

•	Mr. Fees participates in the Retirement Plan for Employees of BWX Technologies, Inc. (the “BWXT Qualified Retirement Plan”) for the benefit of the eligible employees of our Government Operations segment;

•	Messrs. Kalman, Nesser and Wilkinson participate the Retirement Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the “McDermott Qualified Retirement Plan”) for the benefit of the eligible employees of McDermott Incorporated and specific subsidiaries; and

•	Messrs. Deason and Taff do not participate in our defined benefit plans. For more information on our retirement plans, see the CD&A — “Retirement Plans.”

  Participation and Eligibility.

Generally, employees over the age of 21 years, who were hired before April 1, 2005, are eligible to participate in the McDermott Qualified Retirement Plan or BWXT Qualified Retirement Plan.

•	For Participants with less than five years of service as of March 31, 2006 — Benefit accruals were frozen as of that date. Affected employees now receive annual service-based company cash contributions to their Thrift Plan account.

•	For Participants with more than five but less than ten years of service as of January 1, 2007 — If a participant made an election to do so, benefit accruals were frozen as of March 31, 2007, with the electing participants now receiving annual service-based company cash contributions to their Thrift Plan accounts.

•	Accrued benefits of affected employees under these plans will increase annually in line with increases in the Consumer Price Index, up to a maximum of 8%, for each year the employee remains employed. For further discussion on the service-based company cash contributions under the Thrift Plan, see the CD&A — “Retirement Plans” on page 24.

Benefits.  Benefits under these plans are calculated under one of two formulas:

(1)	For participating employees hired by our Power Generation Systems or Government Operation segment (“Tenured Employees”) before April 1, 1998 — benefits are based on years of credited service and final average cash compensation (including bonuses and commissions); and

(2)	For participating employees hired before April 1, 1998 who are not Tenured Employees, and for participating employees hired on or after April 1, 1998 — benefits are based on years of credited service, final average cash compensation (excluding bonuses and commissions) and anticipated social security benefits. Final average cash compensation is based on each employee’s average annual earnings during the 60 successive months out of the 120 successive months before retirement in which such earnings were highest.

The present value of accumulated benefits reflected in the Pension Benefit Table above is based on a 6% discount rate and the 1994 Group Annuity Mortality Table projected to 2005.

Retirement and Early Retirement.  Under the McDermott Qualified Retirement Plan and the BWXT Qualified Retirement Plan, normal retirement is age 65. The normal form of payment is a single life annuity or a 50% joint and survivor annuity, depending on the employee’s marital status when payments are scheduled to begin. Early retirement eligibility and benefits under these plans depend on the employee’s date of hire. Mr. Fees is the only Named Executive currently eligible for early retirement.

For Tenured Employees hired before April 1, 1998 (which includes Mr. Fees):

•	an employee is eligible for early retirement if the employee has completed at least 15 years of credited service and attained the age of 50; and

•	early retirement benefits are based on the same formula as normal retirement, but the pension benefit is unreduced if the sum of the employee’s age and years of service equals 75 or greater at the date benefits commence; otherwise the pension benefit is reduced 4% for each “point” less than 75.

For employees hired on or after April 1, 1998 (which includes Messrs. Wilkinson, Kalman and Nesser):

•	an employee is eligible for early retirement after completing at least 15 years of credited service and attaining the age of 55; and

•	early retirement benefits are based on the same formula as normal retirement, but the pension benefit is generally reduced 0.4% for each month that benefits commence before age 62.

Overview of Nonqualified Plans.  To the extent benefits payable under these qualified plans are limited by Section 415(b) or 401(a)(17) of the Internal Revenue Code, pension benefits will be paid directly by our applicable subsidiary under the terms of unfunded excess benefit plans, which we call Excess Plans, maintained by them. Effective January 1, 2006, the Excess Plans were amended to limit the annual bonus payments taken into account in calculating the Tenured Employees’ Excess Plan benefits to the lesser of the actual bonus paid or 25% of base salary.

•	Mr. Fees participates in the Restoration of Retirement Income Plan for Certain Participants in the Retirement Plan for Employees of BWX Technologies, Inc.; and

•	Messrs. Kalman, Nesser and Wilkinson participate in the Restoration of Retirement Income Plan for Certain Participants in the Retirement Plan for Employees of McDermott Incorporated.

We have provided the following Nonqualified Deferred Compensation table that summarizes our Named Executives’ compensation under our nonqualified supplemental retirement plan.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
Name	2007	2007	2007	Distributions	12/31/07

B.W. Wilkinson	$0	$89,300.00	$139,022.74	$0	$1,073,437.65
F.S. Kalman	$0	$46,400.00	$33,241.23	$0	$323,184.66
M.S. Taff	$0	$20,705.85	$8,577.02	$0	$70,969.68
R.A. Deason	$0	$46,651.25	$23,375.57	$0	$247,023.48
J.A. Fees	$0	$48,311.00	$7,935.69	$0	$207,807.34
J.T. Nesser III	$0	$39,325.00	$80,823.35	$0	$634,045.20

The compensation shown in the Nonqualified Deferred Compensation table is entirely attributable to our Supplemental Employee Retirement Plan, or SERP, established January 1, 2005.

Our SERP is an unfunded, defined contribution retirement plan for officers of McDermott and our operating segments selected to participate by our Compensation Committee. Benefits under the SERP are based on the participating officer’s vested percentage in his notional account balance at the time of retirement or termination. An officer vests in his SERP account 20% each year, subject to accelerated vesting for death, disability and termination without cause or termination within 24 months following a change in control. A participating officer’s vested account balance will be distributed to his designated beneficiary on the officer’s death.

Executive Contributions in 2007.  Employee contributions are not permitted under our SERP.

Registrant Contributions in 2007.  We make annual contributions to participating employees’ notional accounts equal to a percentage of the employee’s prior-year compensation. Under the terms of the SERP, the contribution percentage does not need to be the same for each participant. Additionally, our Compensation Committee may make a discretionary contribution to a participant’s account at any time.

For 2007, our contribution equaled 5% of the Named Executives’ base salary and EICP award paid in 2006. No discretionary contributions were made in 2007.

All of our 2007 contributions are included in the Summary Compensation Table above as “All Other Compensation.”

Aggregate Earnings in 2007.  The amount reported in this table as earnings represents hypothetical accrued gains during 2007 on each Named Executive’s account. The accounts are “participant-directed” in that each participating officer personally directs the investment of contributions made on his behalf. As a result, any accrued gains or losses are attributable to the performance of the Named Executive’s notional mutual fund investments.

No amount of the earnings shown is reported as compensation in the Summary Compensation Table.

Aggregate Balance at 12/31/07.  The balance of a participating officer’s account consists of contributions made by us and hypothetical accrued gains or losses. The balances shown represent the accumulated account values (including gains and losses) for each Named Executive as of December 31, 2007.

The balances shown include contributions from previous years which have been reported as compensation to the Named Executives in the Summary Compensation Table for those years — at least to the extent a Named

Executive was included in the Summary Compensation Table during those years. The amounts and years reported are as follows:

Named Executive	Year	Amount Reported

B.W. Wilkinson	2006	$85,700.00
F.S. Kalman	2006	$42,950.00
R.A. Deason	2006	$43,648.44
J.A. Fees	2006	$48,650.00
J.T. Nesser III	2006	$66,262.84

As of January 1, 2008, each Named Executive is 60% vested in his SERP balance shown, except Mr. Taff, who did not begin participating in our SERP until 2006. As a result, he is 40% vested in his SERP balance shown.

Potential Payments Upon Termination or Change In Control

The following tables show potential payments to our Named Executives under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios (assuming each is applicable) involving a change-in-control or termination of employment of each of our Named Executives, assuming a December 31, 2007 termination date and, where applicable, using the closing price of our common stock of $59.03 (as reported on the New York Stock Exchange as of December 31, 2007). These tables do not reflect amounts that would be payable to the Named Executives pursuant to benefits or awards that are already vested.

BRUCE W. WILKINSON

				Involuntary	Involuntary
Executive Payments	Voluntary	Early	Normal	not for Cause	for Cause	Change in
Upon Termination	Termination	Retirement	Retirement	Termination	Termination	Control	Death	Disability

Severance Payments	$0	$0	$0	$64,903.85	$0	$3,000,000.00	$0	$0
Executive Incentive Compensation Plan (EICP)	$0	$0	$0	$0	$0	$750,000.00	$0	$0
Supplemental Executive Retirement Plan (SERP)	$0	$0	$644,062.59	$644,062.59	$0	$644,062.59	$644,062.59	$644,062.59
Stock Options (unvested and accelerated)	$0	$0	$4,091,164.13	$0	$0	$4,091,164.13	$4,091,164.13	$4,091,164.13
Restricted Stock (unvested and accelerated)	$0	$0	$4,852,266.00	$0	$0	$4,852,266.00	$4,852,266.00	$4,852,266.00
Deferred Stock Units (unvested and accelerated)	$0	$0	$3,758,701.05	$0	$0	$3,758,701.05	$3,758,701.05	$3,758,701.05
Performance Shares (unvested and accelerated)	$0	$0	$0	$0	$0	$10,271,220.00	$0	$0
Tax Gross-Up	$0	$0	$0	$0	$0	$0	$0	$0
TOTAL	$0	$0	$13,346,193.77	$708,966.44	$0	$27,367,413.77	$13,346,193.77	$13,346,193.77

FRANCIS S. KALMAN

				Involuntary	Involuntary
Executive Payments	Voluntary	Early	Normal	not for Cause	for Cause	Change in
Upon Termination	Termination	Retirement	Retirement	Termination	Termination	Control	Death	Disability

Severance Payments	$0	$0	$0	$33,653.85	$0	$1,650,000.00	$0	$0
Executive Incentive Compensation Plan (EICP)	$0	$0	$0	$0	$0	$325,000.00	$0	$0
Supplemental Executive Retirement Plan (SERP)	$0	$0	$193,910.79	$193,910.79	$0	$193,910.79	$193,910.79	$193,910.79
Stock Options (unvested and accelerated)	$0	$0	$1,746,407.19	$0	$0	$1,746,407.19	$1,746,407.19	$1,746,407.19
Restricted Stock (unvested and accelerated)	$0	$0	$2,567,805.00	$0	$0	$2,567,805.00	$2,567,805.00	$2,567,805.00
Deferred Stock Units (unvested and accelerated)	$0	$0	$1,604,754.45	$0	$0	$1,604,754.45	$1,604,754.45	$1,604,754.45
Performance Shares (unvested and accelerated)	$0	$0	$0	$0	$0	$3,187,620.00	$0	$0
Tax Gross-Up	$0	$0	$0	$0	$0	$0	$0	$0
TOTAL	$0	$0	$6,112,877.43	$227,564.64	$0	$11,275,497.43	$6,112,877.43	$6,112,877.43

MICHAEL S. TAFF

				Involuntary	Involuntary
Executive Payments	Voluntary	Early	Normal	not for Cause	for Cause	Change in
Upon Termination	Termination	Retirement	Retirement	Termination	Termination	Control	Death	Disability

Severance Payments	$0	$0	$0	$15,384.62	$0	$1,240,000.00	$0	$0
Executive Incentive Compensation Plan (EICP)	$0	$0	$0	$0	$0	$220,000.00	$0	$0
Supplemental Executive Retirement Plan (SERP)	$0	$0	$56,775.74	$56,775.74	$0	$56,775.74	$56,775.74	$56,775.74
Stock Options (unvested and accelerated)	$0	$0	$777,550.50	$0	$0	$777,550.50	$777,550.50	$777,550.50
Restricted Stock (unvested and accelerated)	$0	$0	$0	$0	$0	$0	$0	$0
Deferred Stock Units (unvested and accelerated)	$0	$0	$802,912.50	$0	$0	$802,912.50	$802,912.50	$802,912.50
Performance Shares (unvested and accelerated)	$0	$0	$0	$0	$0	$3,408,982.50	$0	$0
Tax Gross-Up	$0	$0	$0	$0	$0	$2,075,975.58	$0	$0
TOTAL	$0	$0	$1,637,238.74	$72,160.36	$0	$8,582,196.82	$1,637,238.74	$1,637,238.74

ROBERT A. DEASON

				Involuntary	Involuntary
Executive Payments	Voluntary	Early	Normal	not for Cause	for Cause	Change in
Upon Termination	Termination	Retirement	Retirement	Termination	Termination	Control	Death	Disability

Severance Payments	$0	$0	$0	$27,980.77	$0	$1,649,000.00	$0	$0

Executive Incentive Compensation Plan (EICP)	$0	$0	$0	$0	$0	$339,500.00	$0	$0

Supplemental Executive Retirement Plan (SERP)	$0	$0	$148,214.08	$148,214.08	$0	$148,214.08	$148,214.08	$148,214.08

Stock Options (unvested and accelerated)	$0	$0	$1,597,342.78	$0	$0	$1,597,342.78	$1,597,342.78	$1,597,342.78

Restricted Stock (unvested and accelerated)	$0	$0	$4,427,250.00	$0	$0	$4,427,250.00	$4,427,250.00	$4,427,250.00

Deferred Stock Units (unvested and accelerated)	$0	$0	$1,467,724.05	$0	$0	$1,467,724.05	$1,467,724.05	$1,467,724.05

Performance Shares (unvested and accelerated)	$0	$0	$0	$0	$0	$6,446,076.00	$0	$0

Tax Gross-Up	$0	$0	$0	$0	$0	$2,978,851.31	$0	$0

TOTAL	$0	$0	$7,640,530.91	$176,194.85	$0	$19,053,958.22	$7,640,530.91	$7,640,530.91

JOHN A. FEES

				Involuntary	Involuntary
Executive Payments	Voluntary	Early	Normal	not for Cause	for Cause	Change in
Upon Termination	Termination	Retirement	Retirement	Termination	Termination	Control	Death	Disability

Severance Payments	$0	$0	$0	$138,653.85	$0	$1,751,000.00	$0	$0

Executive Incentive Compensation Plan (EICP)	$0	$0	$0	$0	$0	$360,500.00	$0	$0

Supplemental Executive Retirement Plan (SERP)	$0	$0	$124,684.40	$124,684.40	$0	$124,684.40	$124,684.40	$124,684.40

Stock Options (unvested and accelerated)	$0	$0	$1,776,743.10	$0	$0	$1,776,743.10	$1,776,743.10	$1,776,743.10

Restricted Stock (unvested and accelerated)	$0	$0	$0	$0	$0	$0	$0	$0

Deferred Stock Units (unvested and accelerated)	$0	$0	$1,632,588.75	$0	$0	$1,632,588.75	$1,632,588.75	$1,632,588.75

Performance Shares (unvested and accelerated)	$0	$0	$0	$0	$0	$9,332,643.00	$0	$0

Tax Gross-Up	$0	$0	$0	$0	$0	$4,577,936.29	$0	$0

TOTAL	$0	$0	$3,534,016.25	$263,338.25	$0	$19,556,095.54	$3,534,016.25	$3,534,016.25

JOHN T. NESSER III

				Involuntary	Involuntary
Executive Payments	Voluntary	Early	Normal	not for Cause	for Cause	Change in
Upon Termination	Termination	Retirement	Retirement	Termination	Termination	Control	Death	Disability

Severance Payments	$0	$0	$0	$50,240.38	$0	$1,567,500.00	$0	$0

Executive Incentive Compensation Plan (EICP)	$0	$0	$0	$0	$0	$308,750.00	$0	$0

Supplemental Executive Retirement Plan (SERP)	$0	$0	$380,427.12	$380,427.12	$0	$380,427.12	$380,427.12	$380,427.12

Stock Options (unvested and accelerated)	$0	$0	$1,241,157.31	$0	$0	$1,241,157.31	$1,241,157.31	$1,241,157.31

Restricted Stock (unvested and accelerated)	$0	$0	$1,664,646.00	$0	$0	$1,664,646.00	$1,664,646.00	$1,664,646.00

Deferred Stock Units (unvested and accelerated)	$0	$0	$1,140,135.75	$0	$0	$1,140,135.75	$1,140,135.75	$1,140,135.75

Performance Shares (unvested and accelerated)	$0	$0	$0	$0	$0	$5,489,790.00	$0	$0

Tax Gross-Up	$0	$0	$0	$0	$0	$0	$0	$0

TOTAL	$0	$0	$4,426,366.18	$430,667.50	$0	$11,792,406.18	$4,426,366.18	$4,426,366.18

Severance Payments — Involuntary Not For Cause Termination.  Under our Severance Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies, full-time employees of McDermott and participating subsidiaries are entitled to receive a severance benefit in the event their employment is terminated because of the elimination of a previously required position or previously required service, or due to the consolidation of departments, abandonment of plants or offices, or technological change or declining business activities, where such termination is intended to be permanent. The amount of severance benefit is determined based on the length of service and the employee’s base salary. In general, an eligible employee is entitled to a severance benefit of 1/2 week of base salary for each year of service, subject to a maximum of 14 weeks of pay.

Change-in-Control Agreements.  We have change-in-control agreements with various officers, including each of our Named Executives. Generally under these agreements, if a Named Executive is terminated within one year following a change in control either (1) by the company for any reason other than cause or death or disability; or (2) By the Named Executive for good reason, the company is required to pay the Named Executive a cash severance payment, an EICP payment and, if applicable, a tax gross-up payment. In addition to these payments, the Named Executive would be entitled to various accrued benefits earned through the date of termination, such as earned but unpaid salary, earned but unused vacation and reimbursements.

Severance Payment.  The severance payment made to a Named Executive in connection with a change-in-control is a cash payment equal to 200% of the sum of his annual base salary prior to termination and his EICP target award applicable to the year in which the termination occurs. For a hypothetical termination as of December 31, 2007, the severance payment under a change-in-control would have been calculated based on the following base salary and target EICP awards:

•	Mr. Wilkinson: $750,000 base salary and $750,000 target EICP (100% of his base salary);

•	Mr. Kalman: $500,000 base salary and $325,000 target EICP (65% of his base salary);

•	Mr. Taff: $400,000 base salary and $220,000 target EICP (55% of his base salary);

•	Mr. Deason: $485,000 base salary and $339,500 target EICP (70% of his base salary);

•	Mr. Fees: $515,000 base salary and $360,500 target EICP (70% of his base salary); and

•	Mr. Nesser: $475,000 base salary and $308,750 target EICP (65% of his base salary).

EICP Payment.  The EICP is an annual cash-based performance incentive plan under which payments are made in the year following the year in which performance is measured. For example, 2007 EICP awards are paid in 2008 for performance achieved during 2007. As a result, depending on the timing of the termination relative to the payment of an EICP award, a Named Executive could receive up to two EICP Payments in connection with a change-in-control, as follows:

•	If an EICP award for the year prior to termination is paid to other EICP participants after the date of the Named Executive’s termination, the Named Executive would be entitled to a cash payment equal to the product of the Named Executive’s EICP target percentage and the Named Executive’s annual base salary for the applicable period. No such payment would have been due a Named Executive on a December 31, 2007 termination, because the 2006 EICP awards had already been paid prior to the Named Executive’s termination date.

•	The Named Executive would be entitled to a prorated EICP payment based upon the Name Executive’s target award for the year in which the termination occurs and the number of days in which the executive was employed with us during that year. Based on a hypothetical December 31, 2007 termination, each Named Executive would have been entitled to an EICP payment equal to 100% of his 2007 target EICP. See the schedule of target EICP amounts for each Named Executive in “Severance Payment” above.

Tax Gross-Up.  If any payment is subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended, we would reimburse the affected Named Executive for all excise taxes imposed under section 4999 and any income and excise taxes that are payable as a result of such reimbursement. The calculation of the section 4999 gross-up amount in the above tables is based upon a section 4999 excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and, for Mr. Fees, a 5.75% state income tax rate. Based on the amounts reported in the “Change-in-Control” column, Messrs. Wilkinson, Kalman and Nesser would not have an excise tax liability.

Definition of “Change-in-Control.”  Under these agreements, a “change-in-control” occurs if:

•	a person or group of persons, other than McDermott or an employee benefit plan sponsored by McDermott, becomes the beneficial owner of 25% or more of the total number of shares of McDermott’s common stock then outstanding;

•	McDermott’s stockholders approve any merger, consolidation, sales of assets, liquidation or reorganization in which McDermott will not survive as a publicly owned corporation; or

•	individuals who, at the beginning of any period of two years or less, constituted the Board of Directors of McDermott cease to constitute at least a majority of the Board, unless the election or nomination of each new director was approved by at least a majority of directors then serving who were directors at the beginning of such period.

For a discussion of additional amounts payable to a Named Executive, see the “Stock Options, Restricted Stock, Deferred Stock Units and Performance Shares” and “SERP” sections below.

Stock Options, Restricted Stock, Deferred Stock Units and Performance Shares.  Under the terms of the awards outstanding for each Named Executive as of December 31, 2007, all unvested stock options, restricted stock and deferred stock units become vested on normal retirement, death, disability and, without regard to the lack of any subsequent termination, a change-in-control. Performance shares are subject to accelerated vesting only on a change-in-control, without regard to the lack of any subsequent termination. Otherwise, performance shares vest in accordance with the original vesting schedule on normal retirement, death and disability.

Valuation of Unvested and Accelerated Equity.  The amounts reported in the above tables for stock options, restricted stock, deferred stock units and performance shares represent the value of unvested and accelerated shares or units, as applicable, calculated by:

•	for stock options: multiplying the number of accelerated options by the difference between the exercise price and the closing price of our common stock on December 31, 2007, as reported on the New York Stock Exchange ($59.03);

•	for restricted stock and performance units: multiplying the number of accelerated shares by the closing price of our common stock on December 31, 2007, as reported on the New York Stock Exchange ($59.03); and

•	for deferred stock units (which represent a right to receive a cash payment equal to the product of the number of vested units and the average of the highest and lowest sales price of our common stock on the vesting date): multiplying the number of accelerated units by the average price of the highest and lowest price of our common stock on December 31, 2007, as reported on the New York Stock Exchange ($59.475).

Definition of “Change-in-Control”.  Under our 2001 D&O Plan, a “change-in-control” occurs if:

•	a person (other than a McDermott employee benefit plan or a corporation owned by McDermott stockholders in substantially the same proportion as their ownership of McDermott voting shares) becomes the beneficial owner of 30% or more of the combined voting power of McDermott’s then outstanding voting stock;

•	during any period of two consecutive years, individuals who at the beginning of such period constitute McDermott’s Board of Directors, and any new director whose election or nomination by McDermott’s Board was approved by at least two-thirds of the directors of McDermott’s Board, then still in office who either were directors at the beginning of the period or whose election or nomination was previously approved, cease to constitute a majority of McDermott’s Board;

•	McDermott’s stockholders approve: (1) a merger or consolidation of McDermott with another company, other than a merger or consolidation which would result in McDermott’s voting securities outstanding immediately prior thereto continuing to represent at least 50% of the voting stock of McDermott or such surviving entity outstanding immediately after such merger or consolidation; (2) a plan of complete liquidation of McDermott; or (3) an agreement for the sale or disposition by McDermott of all or substantially all of McDermott’s assets; or

•	any other circumstances as may be deemed by the Board in its sole discretion to constitute a change-in-control.

SERP.  The amounts reported in the above tables represent 80% of Mr. Taff’s SERP balance as of December 31, 2007 and 60% of the other Named Executives’ SERP balances as of December 31, 2007 that become vested under the various scenarios. Mr. Taff became 40% vested on January 1, 2008 and the other Named Executives became 60% vested on January 1, 2008. With respect to a change in control, the amount shown would be due to the Named Executive if he is terminated without cause within one year after a change in control. See the “Nonqualified Deferred Compensation” table above for more information regarding the SERP.

Definition of “Change-in-Control.”  Under the SERP, a “change-in-control” occurs if:

•	a person (other than a McDermott employee benefit plan) becomes the beneficial owner of 25% or more of the combined voting power of McDermott’s then outstanding voting stock;

•	McDermott’s stockholders approve: (1) a merger or consolidation of McDermott with another company, other than a merger or consolidation which would result in McDermott’s voting securities outstanding immediately prior thereto continuing to represent at least 50% of the voting stock of McDermott or such surviving entity outstanding immediately after such merger or consolidation; (2) a plan of complete liquidation of McDermott; or (3) an agreement for the sale or disposition by McDermott of all or substantially all of McDermott’s assets;

•	the individuals who, at the beginning of any period of two consecutive years, constitute McDermott’s Board, cease to constitute at least a majority of the Board, unless the election or nomination of each new director was approved by the vote of at least a majority of directors then still in office who were directors at the beginning of such period; or

•	any other circumstances as may be deemed by the Board in its sole discretion to constitute a change-in-control.

In addition to the Change-in-Control agreements, in February 2008, we entered into an agreement with Mr. Kalman relating to his separation and transition from McDermott. Under the terms of the agreement, Mr. Kalman will continue to provide general advisory services for a period of 24 months following his resignation on February 29, 2008 (the “Separation Date”). Mr. Kalman will receive (i) a pro rated bonus award for 2008 equal to between $0 and $108,355, depending on the 2008 bonus generally paid to other employees under the Executive Incentive Compensation Plan; (ii) continued vesting of his outstanding equity awards through February 28, 2010; and (iii) accelerated vesting of the unvested portion of his Supplemental Executive Retirement Plan (“SERP”) account. Based on the vesting schedule of his existing equity awards, Mr. Kalman will vest in the following amounts and awards through February 28, 2010: 33,390 shares of stock options, 17,988 shares of deferred stock units, 43,500 shares of restricted stock and, depending on the performance of the company, between 36,000 and 54,000 shares of performance shares. Mr. Kalman will forfeit any outstanding equity awards which remain unvested as of February 28, 2010. Excluding McDermott’s 2008 contribution, which has not yet been made, the value of the 40% unvested portion of his SERP account on the Separation Date was equal to $120,842.24. In March 2008, the Governance Committee of our Board entered into a consultant agreement with Mr. Kalman. Under that agreement, which is effective through December 31, 2008, Mr. Kalman will assist the Governance Committee with the Chief Executive Officer succession planning process and receive $100,000 upon executing the agreement and $100,000 upon completion of the assignment or the end of the fourth month of the agreement, which ever occurs first. Mr. Kalman will also receive $55,000 per month for services rendered beyond the fourth month. McDermott will reimburse Mr. Kalman actual reasonable costs and expenses of travel, meals and lodging necessarily incurred in rendering the services.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of our common stock beneficially owned as of March 1, 2008 by each director or nominee as a director, and each Named Executive and all our directors and executive officers as a group, including shares that those persons have the right to acquire within 60 days on the exercise of stock options.

Shares
Beneficially
Name	Owned

John F. Bookout III(1)	19,078
Roger A. Brown(2)	33,258
Ronald C. Cambre(3)	35,322
Robert A. Deason(4)	202,969
Bruce DeMars(5)	45,486
John A. Fees(6)	121,782
Robert W. Goldman(7)	13,408
Robert L. Howard(8)	134,681
Francis S. Kalman(9)	227,449
Oliver D. Kingsley, Jr.(10)	22,454
D. Bradley McWilliams(11)	45,598
John T. Nesser III(12)	501,281
Thomas C. Schievelbein(13)	44,923
Michael S. Taff(14)	32,922
Bruce W. Wilkinson(15)	1,180,596
All directors and executive officers as a group (20 persons)(16)	3,106,058

(1)	Shares owned by Mr. Bookout include 3,150 shares of common stock that he may acquire on the exercise of stock options, as described above, and 1,350 restricted shares, as described above, of common stock as to which he has sole voting power but no dispositive power.

(2)	Shares owned by Mr. Brown include 14,650 shares of common stock that he may acquire on the exercise of stock options, as described above, and 2,250 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(3)	Shares owned by Mr. Cambre include 13,600 shares of common stock that he may acquire on the exercise of stock options, as described above, and 1,350 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(4)	Shares owned by Mr. Deason include 75,000 restricted shares of common stock as to which he has sole voting power but no dispositive power and 41 shares of common stock held in the McDermott Thrift Plan.

(5)	Shares owned by Admiral DeMars include 2,700 shares of common stock that he may acquire on the exercise of stock options, as described above, and 1,350 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(6)	Shares owned by Mr. Fees include 34,635 shares of common stock that he may acquire on the exercise of stock options, as described above, and 16,554 shares of common stock held in the McDermott Thrift Plan.

(7)	Shares owned by Mr. Goldman include 4,950 shares of common stock that he may acquire on the exercise of stock options, as described above, and 1,350 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(8)	Shares owned by Mr. Howard include 79,900 shares of common stock that he may acquire on the exercise of stock options, as described above, and 1,800 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(9)	Shares owned by Mr. Kalman include 43,500 restricted shares of common stock as to which he has sole voting power but no dispositive power, and 4,463 shares of common stock held in the McDermott Thrift Plan.

(10)	Shares owned by Mr. Kingsley include 14,950 shares of common stock that he may acquire on the exercise of stock options, as described above, and 2,250 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(11)	Shares owned by Mr. McWilliams include 32,876 shares of common stock that he may acquire on the exercise of stock options, as described above, and 1,800 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(12)	Shares owned by Mr. Nesser include 162,660 shares of common stock that he may acquire on the exercise of stock options, as described above, and 28,200 restricted shares of common stock as to which he has sole voting power but no dispositive power; and also include 13,705 shares of common stock held in the McDermott Thrift Plan.

(13)	Shares owned by Mr. Schievelbein include 32,426 shares of common stock that he may acquire on the exercise of stock options, as described above, and 1,800 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(14)	Shares owned by Mr. Taff include 30,000 shares of common stock that he may acquire on the exercise of stock options, as described above, and 922 shares of common stock held in the McDermott Thrift Plan.

(15)	Shares owned by Mr. Wilkinson include 454,540 shares of common stock that he may acquire on the exercise of stock options, as described above, and 82,200 restricted shares of common stock as to which he has sole voting power but no dispositive power; and also include 10,262 shares of common stock held in the McDermott Thrift Plan.

(16)	Shares owned by all directors and executive officers as a group include 995,395 shares of common stock that may be acquired on the exercise of stock options, as described above, and 274,200 restricted shares of common stock as to which they have sole voting power but no dispositive power; and also include 67,415 shares of common stock held in the McDermott Thrift Plan.

Shares beneficially owned in all cases constituted less than one percent of the outstanding shares of common stock, except that the 3,106,058 shares of common stock beneficially owned by all directors and executive officers as a group constituted approximately 1.37% of the outstanding shares of common stock on March 1, 2008, as determined in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table furnishes information concerning all persons known by us to beneficially own 5% or more of our outstanding shares of common stock, which is our only class of voting stock outstanding:

		Amount and
		Nature of
		Beneficial	Percent of
Title of Class	Name and Address of Beneficial Owner	Ownership	Class(1)

Common Stock	FMR LLC 82 Devonshire Street Boston, MA 02109	12,353,045 (2)	5.5%

(1)	Percent is based on outstanding shares of our common stock on March 1, 2008.
(2)	As reported on Schedule 13G filed with the SEC on February 14, 2008. According to the filing, Fidelity Management & Research Company (“Fidelity”) is the beneficial owner of 12,284,555 shares; Strategic Advisors, Inc. is the beneficial owner of 400 shares; Pyramis Global Advisors Trust Company (“PGATC”) is the beneficial owner of 10,290 shares; and Fidelity International Limited (“FIL”) is the beneficial owner of 57,800 shares. FMR LLC and Edward C. Johnson III, Chairman of FMR LLC, have sole dispositive power but no voting power over the shares owned by Fidelity; and each has sole dispositive power over 10,290 shares and sole voting power over 6,690 shares owned by PGATC. FMR LLC has no voting or dispositive power over the shares owned by FIL, however partnerships controlled predominantly by members of the family of Edward C. Johnson III or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock.

AUDIT COMMITTEE REPORT

The Board of Directors appoints an Audit Committee to review McDermott International, Inc.’s financial matters. Each member of the Audit Committee meets the independence requirements established by the New York Stock Exchange. The Audit Committee is responsible for the appointment, compensation, retention and oversight of McDermott’s independent registered public accounting firm. We are also responsible for recommending to the Board that McDermott’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year.

In making our recommendation that McDermott’s financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, we have taken the following steps:

•	We discussed with Deloitte & Touche LLP (“D&T”), McDermott’s independent registered public accounting firm for the year ended December 31, 2007, those matters required to be discussed by Statements on Auditing Standards Nos. 61 and 90, each as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants, including information regarding the scope and results of the audit. These communications and discussions are intended to assist us in overseeing the financial reporting and disclosure process.

•	We conducted periodic executive sessions with D&T, with no members of McDermott management present during those discussions. D&T did not identify any material audit issues, questions or discrepancies, other than those previously discussed with management, which were resolved to the satisfaction of all parties.

•	We conducted periodic executive sessions with McDermott’s internal audit department and regularly received reports regarding McDermott’s internal control procedures.

•	We reviewed, and discussed with McDermott’s management and D&T, management’s report and D&T’s report and attestation on internal control over financial reporting, each of which was prepared in accordance with Section 404 of the Sarbanes-Oxley Act.

•	We received and reviewed the written disclosures and the letter from D&T required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and we discussed with D&T its independence from McDermott. We also considered whether the provision of nonaudit services to McDermott is compatible with D&T’s independence.

•	We determined that there were no former D&T employees, who previously participated in the McDermott audit, engaged in a financial reporting oversight role at McDermott.

•	We reviewed, and discussed with McDermott’s management and D&T, McDermott’s audited consolidated balance sheet at December 31, 2007, and consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for the year ended December 31, 2007.

Based on the reviews and actions described above, we recommended to the Board that McDermott’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

D. Bradley McWilliams, Chairman
John F. Bookout III
Bruce DeMars
Robert W. Goldman

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO CHANGE THE PERIOD WITHIN WHICH THE BOARD OF DIRECTORS MAY SET A RECORD DATE FOR A MEETING OF STOCKHOLDERS

(ITEM 2)

The General Corporation Law of Panama provides that, unless otherwise provided in a corporation’s articles of incorporation, directors may prescribe a period not exceeding 40 days prior to any meeting of stockholders as the date for determining stockholders entitled to notice of and to vote at such meeting (a “Record Date”). Our Articles of Incorporation (as amended to date, the “Articles”) do not prescribe any other period for determining the Record Date. Our Board has unanimously adopted a resolution for approval by our stockholders, proposing and declaring the advisability of an amendment to Article 8 of the Articles, to change the prescribed period for setting a Record Date to a period not exceeding 60 days.

Article 8 of the Articles is proposed to be amended and restated in its entirety. This Article currently provides that:

Meetings of stockholders may be held within or without the Republic of Panama. The books of the corporation may be held outside the Republic of Panama at such place or places as may be from time to time designated by the Board of Directors.

As amended and restated, Article 8 of the Articles is proposed to read as follows:

Meetings of stockholders may be held within or without the Republic of Panama. The books of the corporation may be held outside the Republic of Panama at such place or places as may be from time to time designated by the Board of Directors. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or for the purpose of any other lawful action, the Board of Directors may fix in advance a record date, which record date shall not be more than sixty (60) days nor less than twenty (20) days before the date of such meeting or other lawful action.

If approved, this amendment will become effective upon the filing of a certificate of amendment of the Articles in the Public Registry Office of the Republic of Panama, which we anticipate doing as soon as practicable following this year’s Annual Meeting.

Reasons for Proposed Amendment

We are proposing this amendment in order to (1) ease the administrative burden associated with the short amount of time currently available for us to complete, assemble, address and mail our annual meeting proxy materials after the determination of shareholders of record for each annual meeting and (2) facilitate our ability to use the Internet to deliver proxy materials in the future under the Securities and Exchange Commission’s recently adopted “E-proxy” rules.

This amendment will allow us the same amount of time between a Record Date and a meeting date (60 days) as is generally available to companies incorporated under the laws of the State of Delaware. The additional time will reduce the administrative burden associated with the short amount of time currently available to complete, assemble, address and mail our annual meeting proxy materials after the determination of shareholders of record for each annual meeting and allow us to reduce associated expenses.

This amendment will also permit us to implement future Internet delivery of our proxy materials under the 2007 amendments to the Securities and Exchange Commission’s proxy rules. The amended rules now provide companies the choice of (1) continuing to provide all stockholders with a full set of paper copies of the proxy materials and including a notice of Internet availability of those materials in the full-set mailing or (2) ceasing to mail paper copies of the proxy materials and instead implementing the notice and other requirements for providing Internet delivery (the “Notice Only” model). Companies electing to implement the Notice Only model are required to post proxy materials on the Internet and send a notice of availability to stockholders at least 40 days before the stockholder meeting. Unless we extend the prescribed period for setting a Record Date, we will not have the ability to use the Notice Only model. While we have not decided whether to use the Notice Only model, our Board considers it desirable that we have the flexibility to do so in the future.

Recommendation and Vote Required

Our Board recommends a vote “FOR” the approval of this proposal. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on this proposal at the Annual Meeting. Because abstentions will be counted as present for purposes of the vote on this matter but are not votes “FOR” this proposal, they will have the same effect as votes “AGAINST” this proposal.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2008

(ITEM 3)

Our Board of Directors has ratified the decision of the Audit Committee to appoint Deloitte & Touche LLP to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2008. Although we are not required to seek stockholder approval of this appointment, it has been our practice to do so. No determination has been made as to what action the Audit Committee and the Board of Directors would take if our stockholders fail to ratify the appointment. Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of McDermott. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

For the years ended December 31, 2007 and 2006, McDermott paid Deloitte & Touche fees, including expenses and taxes, totaling $7,083,148 and $6,956,463, which can be categorized as follows:

	2007	2006
Audit
The Audit fees for the years ended December 31, 2007 and 2006 were for professional services rendered for the audits of the consolidated financial statements of McDermott, the audit of McDermott’s internal control over financial reporting, statutory and subsidiary audits, reviews of the quarterly consolidated financial statements of McDermott, and assistance with review of documents filed with the SEC	$6,750,200	$6,782,336	(1)
Audit-Related
The Audit-Related fees for the years ended December 31, 2007 and 2006 were for assurance and related services, employee benefit plan audits and advisory services related to Sarbanes-Oxley Section 404 compliance	$10,118	$10,000
Tax
The Tax fees for the years ended December 31, 2007 and 2006 were for professional services rendered for consultations on various U.S. federal, state and international tax matters, international tax compliance and tax planning, and assistance with tax examinations	$322,830	$144,127	(1)
All Other
The fees for All Other services for the year ended December 31, 2006 were for professional services rendered for translation services and other advisory or consultation services not related to audit or tax	$0	$20,000
Total	$7,083,148	$6,956,463

(1)	Reflects final billings by Deloitte & Touche not available at the time mailing of the 2007 Proxy Statement commenced.

It is the policy of our Audit Committee to preapprove all audit, review or attest engagements and permissible non-audit services to be performed by our independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC. Our Audit Committee did not rely on the de minimis exception for any of the fees disclosed above.

Recommendation and Vote Required

Our Board of Directors recommends that stockholders vote “FOR” the ratification of the decision of our Audit Committee to appoint Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Because abstentions are counted as present for purposes of the vote on this matter but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Code of Business Conduct, all employees (including our Named Executives) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with, supplies goods or services to, or is a customer, of McDermott, are required to disclose to us and receive written approval from our Corporate Ethics and Compliance department prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the work-place. As a result, approval of the business is denied if we believe that the employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work. Our Corporate Ethics and Compliance department implements our Code of Business Conduct and related policies and the Governance Committee of our Board is responsible for overseeing our Ethics and Compliance Program, including compliance with our Code of Business Conduct. Our Board members are also responsible for complying with our Code of Business Conduct. Additionally, our Governance Committee is responsible for reviewing the professional occupations and associations of our Board members and reviews transactions between McDermott and other companies with which our Board members are affiliated. Our Code of Business Conduct is in writing. To obtain a copy, please see the “Corporate Governance” section above in this proxy statement.

Each of Messrs. Wilkinson, Deason, Easter, Kalman, Nesser and Sannino has irrevocably elected to satisfy withholding obligations relating to all or a portion of any applicable federal, state or other taxes that may be due on the vesting in the year ending December 31, 2008 of certain shares of restricted stock awarded under various long-term incentive plans by returning to us the number of such vested shares having a fair market value equal to the amount of such taxes. These elections, which apply to an aggregate of 82,200, 75,000, 11,700, 43,500, 28,200 and 18,300 shares vesting in the year ending December 31, 2008 and held by Messrs. Wilkinson, Deason, Easter, Kalman, Nesser and Sannino, respectively, are subject to approval of the Compensation Committee of our Board, which approval was granted. In the year ended December 31, 2007, each of Messrs. Wilkinson, Easter, Kalman, Nesser and Sannino made a similar election which applied to an aggregate of 150,000, 24,000, 120,000, 63,000 and 48,000 shares (adjusted for our two-for-one stock split), respectively, that vested in the year ended December 31, 2007. Those elections were also approved by the Compensation Committee. We expect any transfers reflecting shares of restricted stock returned to us will be reported in the SEC filings made by those transferring holders who are obligated to report transactions in our securities under Section 16 of the Securities Exchange Act of 1934.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own 10% or more of our voting stock, to file reports of ownership and changes in ownership of our equity securities with the SEC and the New York Stock Exchange. Directors, executive officers and 10% or more holders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no forms were required, we believe that our directors, executive officers and 10% or more beneficial owners complied with all Section 16(a) filing requirements during the year ended December 31, 2007.

STOCKHOLDERS’ PROPOSALS

Any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2009 Annual Meeting must send notice of the proposal to our Corporate Secretary at our principal executive office no later than December 5, 2008. If you make such a proposal, you must provide your name, address, the number of shares of common stock you hold of record or beneficially, the date or dates on which such common stock was acquired and documentary support for any claim of beneficial ownership.

In addition, any stockholder who intends to submit a proposal for consideration at our 2008 Annual Meeting, but not for inclusion in our proxy materials, or who intends to submit nominees for election as directors at the meeting must notify our Corporate Secretary. Under our by-laws, such notice must (1) be received at our executive offices no earlier than November 14, 2008 or later than January 4, 2009 and (2) satisfy specified requirements. A copy of the pertinent by-law provisions can be found on our website at www.mcdermott.com at “Corporate Governance — Governance Policies.”

By Order of the Board of Directors,

LIANE K. HINRICHS
Secretary

Dated: April 4, 2008

3. Ratification of appointment of McDermott’s independent registered public accounting firm for the year ending December 31, 2008.For Against Abstain [ ] [ ] [ ]For Against Abstain [ ] [ ] [ ] 2. Approve amendment to Articles of Incorporation to change the period within which our Board of Directors may set a record date of a meeting of stockholders. 1. Nominees as Class I Directors:C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Non-Voting ItemsA Proposals — Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2-3. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on May 8, 2008. Vote by Internet • Log on to the Internet and go to www.investorvote.com/MDR • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. For Withhold [ ] [ ] For Withhold [ ] [ ] For Withhold [ ] [ ] X Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 03 — Bruce W. Wilkinson 02 — Oliver D. Kingsley, Jr. 01 — Roger A. Brown IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Change of Address — Please print your new address below. For Withhold 09 — <Name Here> [ ] [ ] 10 — <Name Here> [ ] [ ] 11 — <Name Here> [ ] [ ] 12 — <Name Here> [ ] [ ] For Withhold 05 — <Name Here> [ ] [ ] 06 — <Name Here> [ ] [ ] 07 — <Name Here> [ ] [ ] 08 — <Name Here> [ ] [ ] Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) – Please print date below. Signature 1 — Please keep signature within the box Signature 2 — Please keep signature within the box

Annual Meeting of Stockholders This Proxy Is Solicited on Behalf of the Board of Directors The undersigned hereby appoints John T. Nesser III and Liane K. Hinrichs, and each of them individually, as attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, to vote all the shares of common stock of McDermott International, Inc. (“McDermott”) that the undersigned may be entitled to vote at McDermott’s Annual Meeting of Stockholders to be held on May 9, 2008, and at any adjournment or postponement of such meeting, as indicated on the reverse side hereof, with all powers which the undersigned would possess if personally present.Every properly signed Proxy will be voted in accordance with the specifications made thereon. If not otherwise specified, this Proxy will be voted FOR (1) the election of Directors to Class I, (2) approval of the amendment to Articles of Incorporation to change the period within which our Board of Directors may set a record date of a meeting of stockholders, and (3) ratification of the appointment of McDermott’s independent registered public accounting firm. The proxy holders named above also will vote in their discretion on any other matter that may properly come before the meeting. The undersigned acknowledges receipt of McDermott’s Annual Report for the fiscal year ended December 31, 2007 and its Notice of 2008 Annual Meeting of Stockholders and related Proxy Statement. PLEASE MARK, SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE. SEE REVERSE SIDEYour vote is important. Thank you for voting. Proxy – McDermott International, Inc. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. McDermott International, Inc. Annual Meeting Friday, May 9, 20089:30 a.m.757 N. Eldridge Parkway14th FloorHouston, Texas. Dear Stockholder:McDermott International, Inc. encourages you to vote your shares electronically through the Internet or the telephone 24 hours a day, 7 days a week. This eliminates the need to return the proxy card.Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

NOTICE TO PARTICIPANTS OF
THE THRIFT PLAN FOR EMPLOYEES OF McDERMOTT INCORPORATED
AND PARTICIPATING SUBSIDIARY AND AFFILIATED COMPANIES

April 4, 2008

Dear Thrift Plan Participant:

The Annual Meeting of Stockholders of McDermott International, Inc. (“McDermott”) will be held on Friday, May 9, 2008. Enclosed for your review are the Notice of McDermott’s Annual Meeting of Stockholders and the related Proxy Statement.

YOUR VOTE IS IMPORTANT!

As a participant in The Thrift Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the “Thrift Plan”), you are strongly encouraged to direct Vanguard Fiduciary Trust Company (“Vanguard”), the trustee of your Thrift Plan, to vote your shares of McDermott common stock held in your separate Thrift Plan account.

PROVIDING YOUR INSTRUCTIONS TO VANGUARD

To instruct Vanguard how to vote the shares of McDermott common stock in your Thrift Plan account, you may vote by mail, telephone or the Internet. To vote by mail, complete, sign, and date the enclosed instruction form and mail it to Vanguard in the enclosed postage-paid reply envelope. If you wish to vote via telephone, please call 1-888-221-0697 and follow the appropriate prompts. If you wish to vote via the Internet, log on to www.401kproxy.com and follow the instructions provided. Regardless of the method you choose, your instructions must be received at Vanguard by the Thrift Plan Deadline, which is 5:00 p.m. Eastern time on Tuesday, May 6, 2008. Please note, should you elect to vote via telephone or Internet, there is no need to mail in your proxy card. Your telephone or Internet vote serves as an electronic ballot and provides instruction to vote your shares in the same manner as if you signed and returned your proxy card.

Your proxy voting direction will apply to shares held in your Thrift Plan account at the close of the New York Stock Exchange on the record date, March 31, 2008.

THE TERMS OF YOUR THRIFT PLAN

Please note the terms of your Thrift Plan provide that Vanguard will vote the shares of McDermott common stock held in your Thrift Plan account as directed. Additionally, any shares of McDermott common stock held in the Thrift Plan for which Vanguard does not receive timely participant directions generally will be voted by Vanguard in the same proportion as the shares for which Vanguard receives timely voting instructions from participants within the Thrift Plan.

The enclosed information relates only to shares of McDermott common stock held in your Thrift Plan account. If you own other shares outside of the Thrift Plan, you should receive separate mailings relating to those shares.

YOUR DECISION IS CONFIDENTIAL

All instructions received by Vanguard from individual participants will be held in confidence and will not be divulged to any person, including McDermott, or any of their respective directors, officers, employees or affiliates.

FOR ADDITIONAL QUESTIONS

If you have any questions about the proxy solicitation by McDermott, please direct all inquiries to:

McDermott International, Inc.
777 N. Eldridge Parkway
Houston, Texas 77079
Attention: Corporate Secretary

Or call (281) 870-5011

Additionally, the proxy statement and annual report are available on the Internet at www.mcdermott.com/investorrelations at “Annual Report & Proxy” or “SEC Filings.” If you have questions on how to provide voting instructions to Vanguard, please contact Vanguard Participant Services weekdays during normal business hours at 1-800-523-1188.

Sincerely,

Vanguard Fiduciary Trust Company

3 Easy Ways to Vote Your Voting Instruction Form 24 Hours a Day VOTE ON THE INTERNET VOTE BY PHONE VOTE BY MAIL • Read the Proxy Statement and have this • Read the Proxy Statement and have this • Read the Proxy Statement and have this card at hand card at hand card at hand • Log on to www.401kproxy.com • Call toll-free 1-888-221-0697 • Check the appropriate boxes on reverse • Sign and date proxy card • Follow the on-screen instructions • Follow the recorded instructions • Return promptly in the enclosed envelopeDo not return this paper ballot • Do not return this paper ballot T Please fold and detach card at perforation before mailing T CONFIDENTIAL VOTING INSTRUCTION FORM TO: VANGUARD FIDUCIARY TRUST COMPANY, TRUSTEE UNDER THE THRIFT PLAN FOR EMPLOYEES OF McDERMOTT INCORPORATED AND PARTICIPATING SUBSIDIARYAND AFFILIATED COMPANIES I The undersigned participant in The Thrift Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the “Thrift Plan”) hereby directs Vanguard Fiduciary Trust Company (“Vanguard”), the trustee for the Thrift Plan, to vote all the shares of common stock (“common stock”) of McDermott International, Inc. (“McDermott”) held in the undersigned’s Thrift Plan account at McDermott’s Annual Meeting of Stockholders to be held on the 14th floor of 757 N. Eldridge Parkway, Houston, Texas 77079 on Friday, May 9, 2008, at 9:30 a.m. local time, and at any adjournment or postponement of such meeting, as indicated on the reverse side of this voting instruction form. Every properly signed voting instruction form will be voted in accordance with the specifications made thereon. If your voting instruction form is not properly signed or dated or if no direction is provided, your shares generally will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions from participants in the Thrift Plan. THIS INSTRUCTION FORM MUST BE RECEIVED AT VANGUARD BY 5:00 p.m. Eastern time, Tuesday, May 6, 2008. The undersigned acknowledges receipt of McDermott’s Annual Report for the fiscal year ended December 31, 2007 and its Notice of 2008 Annual Meeting of Stockholders and related Proxy Statement. Dated ___, 2008 SIGNATURE (Please sign in Box) NOTE: Signature should be the same as the name on your Thrift Plan account. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give full title as such. The person signing above hereby revokes all instructions heretofore given by such person to vote the shares of McDermott common stock held in such person’s Thrift Plan account at such meeting or any adjournment or postponement thereof. 131,162 kc

Please fold and detach card at perforation before mailing T Please fill in box(es) as shown using black or blue ink. X ! PLEASE DO NOT USE FINE POINT PENS. FOR all WITHHOLD nominees, AUTHORITY except as for all specified nominees. 1. Election of Directors: (the Directors recommend a vote “FOR”). at left. Nominees as Class I Directors: (01) Roger A. Brown, (02) Oliver D. Kingsley, Jr. and (03) Bruce W. Wilkinson. !! INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the number(s) of the nominee(s) in the space provided above. FOR AGAINST ABSTAIN Approve amendment to Articles of Incorporation to change the period within which our Board of !!! Directors may set a record date of a meeting of stockholders (the Directors recommend a vote “FOR”). Ratification of appointment of McDermott’s independent registered public accounting firm for the year !!! ending December 31, 2008 (the Directors recommend a vote “FOR”). The terms of your Thrift Plan provide that Vanguard will vote the shares of McDermott common stock held in your Thrift Plan account as directed. Additionally, McDermott common stock held in the Thrift Plan for which Vanguard does not receive direction before 5:00 p.m. Eastern time, on Tuesday, May 6, 2008, generally will be voted by Vanguard in the same proportion as the shares for which Vanguard receives timely voting instructions from participants in the Thrift Plan. PLEASE SIGN AND DATE THE FRONT SIDE OF THIS VOTING INSTRUCTION FORM AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE. 131,162 kc